                                                                   Exhibit 10.30
                                                                   -------------


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                         AGREEMENT AND PLAN OF MERGER

                                    between

                      PATRIOT AMERICAN HOSPITALITY, INC.

                                      and

                           WYNDHAM HOTEL CORPORATION

                          Dated as of April 14, 1997









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                               TABLE OF CONTENTS

                                                                              Page

ARTICLE 1. THE MERGER..........................................................  3
    1.1    The Merger..........................................................  3
    1.2    The Closing.........................................................  3
    1.3    Effective Time......................................................  4

ARTICLE 2. THE WYNDHAM/BMOC SUBSCRIPTION.......................................  5
    2.1    Wyndham/BMOC Subscription Agreement.................................  5
    2.2    Subscribed Shares...................................................  5

ARTICLE 3. CERTIFICATE OF INCORPORATION AND BYLAWS OF THE
           3.1 SURVIVING CORPORATION 6
           3.2 Charter.........................................................  6
           Bylaws..............................................................  6

ARTICLE 4. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.................  6
    4.1    Directors of the Surviving Corporation..............................  6
    4.2    Officers of the Surviving Corporation...............................  8
    4.3    Directors of BMOC...................................................  8
    4.4    Officers of BMOC.................................................... 10

ARTICLE 5. EXCHANGE OF STOCK................................................... 10
    5.1    Outstanding Paired Shares of Patriot Stock and BMOC Stock........... 10
    5.2    Conversion of Wyndham Common Stock.................................. 10
    5.3    Cash Election....................................................... 13
    5.4    Exchange of Certificates Representing Wyndham Common Stock.......... 15
    5.5    Return of Exchange Fund............................................. 17
    5.6    Lost or Stolen Certificates......................................... 18

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF WYNDHAM........................... 18
    6.1    Existence; Good Standing; Authority; Compliance With Law............ 18
    6.2    Authorization, Validity and Effect of Agreements.................... 19
    6.3    Capitalization...................................................... 20
    6.4    Subsidiaries........................................................ 21
    6.5    Other Interests..................................................... 21
    6.6    No Violation........................................................ 22
    6.7    SEC Documents....................................................... 22
    6.8    Litigation.......................................................... 23
    6.9    Absence of Certain Changes.......................................... 23
    6.10   Taxes............................................................... 24

                                      (i)

                                                                              Page
                                                                              ----
    6.11   Books and Records................................................... 25
    6.12   Properties.......................................................... 25
    6.13   Environmental Matters............................................... 27
    6.14   Employee Benefit Plans.............................................. 28
    6.15   Labor Matters....................................................... 29
    6.16   No Brokers.......................................................... 29
    6.17   Opinion of Financial Advisors....................................... 29
    6.18   Related Party Transactions.......................................... 30
    6.19   Contracts and Commitments........................................... 30
    6.20   Disclosure.......................................................... 31
    6.21   Definition of Wyndham's Knowledge................................... 31

ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF PATRIOT........................... 31
    7.1    Existence; Good Standing; Authority; Compliance With Law............ 32
    7.2    Authorization, Validity and Effect of Agreements.................... 32
    7.3    Capitalization...................................................... 33
    7.4    Subsidiaries........................................................ 34
    7.5    No Violation........................................................ 34
    7.6    SEC Documents....................................................... 35
    7.7    Litigation.......................................................... 35
    7.8    Absence of Certain Changes.......................................... 36
    7.9    Taxes............................................................... 36
    7.10   Books and Records................................................... 37
    7.11   Properties.......................................................... 37
    7.12   Environmental Matters............................................... 39
    7.13   Employee Benefit Plans.............................................. 40
    7.14   Labor Matters....................................................... 41
    7.15   No Brokers.......................................................... 41
    7.16   Opinion of Financial Advisor........................................ 41
    7.17   Wyndham Stock Ownership............................................. 41
    7.18   Related Party Transactions.......................................... 42
    7.19   Contracts and Commitments........................................... 42
    7.20   Patriot Stock....................................................... 42
    7.21   Disclosure.......................................................... 42
    7.22   Definition of Patriot's Knowledge................................... 43

ARTICLE 8. COVENANTS........................................................... 43
    8.1    Acquisition Proposals............................................... 43
    8.2    Conduct of Businesses............................................... 44
    8.3    Meetings of Stockholders............................................ 52
    8.4    Filings; Other...................................................... 53

                                     (ii)

                                                                                Page
                                                                                ----
    8.5      Access to Information..............................................  53
    8.6      Publicity..........................................................  54
    8.7      Proxy Statement; Registration Statement............................  54
    8.8      Listing Application................................................  56
    8.9      Further Action.....................................................  56
    8.10     Affiliates of Wyndham..............................................  56
    8.11     Expenses...........................................................  57
    8.12     Indemnification....................................................  57
    8.13     Reorganization.....................................................  59
    8.14     Stop Transfer......................................................  59
    8.15     Brand Conversions..................................................  60
    8.16     Ratification by New Patriot........................................  60
    8.17     Wyndham's Accumulated and Current Earnings and Profits.............  60
    8.18     Private Letter Ruling..............................................  60
    8.19     Employee Benefit Matters...........................................  61
    8.20     Stock Purchase Agreement; Purchase and Sale Agreement..............  61

ARTICLE 9.   CONDITIONS.........................................................  61
    9.1      Conditions to Each Party's Obligation to Effect the Merger.........  61
    9.2      Conditions to Obligations of Wyndham to Effect the Merger..........  63
    9.3      Conditions to Obligation of Patriot to Effect the Merger...........  65

ARTICLE 10.  TERMINATION; AMENDMENT; WAIVER.....................................  67
    10.1     Termination........................................................  67
    10.2     Effect of Termination..............................................  69
    10.3     Termination Fees and Expenses......................................  70
    10.4     Payment of Termination Amount or Expenses..........................  71
    10.5     Extension; Waiver..................................................  72

ARTICLE 11.  GENERAL PROVISIONS.................................................  72
    11.1     Nonsurvival of Representations, Warranties and Agreements..........  72
    11.2     Notices............................................................  72
    11.3     Assignment; Binding Effect; Benefit................................  73
    11.4     Entire Agreement...................................................  74
    11.5     Amendment..........................................................  74
    11.6     Governing Law......................................................  74
    11.7     Counterparts.......................................................  74
    11.8     Headings...........................................................  74
    11.9     Interpretation.....................................................  74
    11.10    Waivers............................................................  75
    11.11    Incorporation......................................................  75

                                     (iii)

    11.12    Severability.......................................................  75
    11.13    Enforcement of Agreement...........................................  75
    11.14    Certain Definitions................................................  75
    11.15    Schedules..........................................................  76

EXHIBIT A - Registration Rights Agreement

EXHIBIT B - Patriot Ratification Agreement

EXHIBIT C - BMOC Ratification Agreement

EXHIBIT D - Master Leasehold Agreement

EXHIBIT E - Cooperation Agreement

EXHIBIT F - Wyndham/BMOC Subscription Agreement

EXHIBIT G - Form of Affiliate Letter

                                     (iv)

                         AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), is made and entered into as of April 14, 1997, between Patriot American Hospitality, Inc., a Virginia corporation which operates as a real estate investment trust ("Patriot"), and Wyndham Hotel Corporation, a Delaware corporation ("Wyndham").


                                   RECITALS

     WHEREAS, Patriot, California Jockey Club ("CJC") and Bay Meadows Operating Company ("BMOC") have entered into an Agreement and Plan of Merger dated as of February 24, 1997 (the "Business Combination Agreement"), pursuant to which Patriot, CJC and BMOC agreed to engage in a business combination among Patriot, CJC and BMOC, upon the terms and subject to the conditions set forth in the Business Combination Agreement (the "Business Combination");

     WHEREAS, the shares of common stock, par value $.01 per share, of CJC (the "CJC Stock") and the shares of common stock, par value $.01 per share, of BMOC (the "BMOC Stock") are paired and transferable and traded only in combination as a single unit (the "Paired Shares") on the American Stock Exchange;

     WHEREAS, upon consummation of the Business Combination, Patriot will have merged with and into CJC with CJC being the surviving company ("New Patriot"), New Patriot will change its name to "Patriot American Hospitality, Inc." and BMOC will change its name to "Patriot American Hospitality Operating Company";

     WHEREAS, contemporaneously with the execution of this Agreement, Patriot and certain entities owned or controlled, directly or indirectly, by the Crow family and/or various related parties (collectively, the "Crow Family Entities") have entered into an Omnibus Purchase and Sale Agreement (the "Purchase and Sale Agreement") pursuant to which certain real estate and related assets (the "Crow Family Assets") will be sold to Patriot American Hospitality Partnership, L.P., a Virginia limited partnership ("Patriot OP"), and an operating partnership to be formed by BMOC in connection with the Business Combination ("BMOC OP"), for cash, upon the terms and subject to the conditions set forth in the Purchase and Sale Agreement (the "Purchase and Sale");

     WHEREAS, contemporaneously with the execution of this Agreement, CF Securities, L.P. (the "Principal Stockholder") and Patriot have entered into a stock purchase agreement (the "Stock Purchase Agreement") pursuant to which Patriot shall purchase from the Principal Stockholder, and the Principal Stockholder shall sell to Patriot and BMOC, all 9,447,745 shares of common stock, par value $.01 per share, of Wyndham (the "Wyndham Common Stock") currently owned by the Principal Stockholder (the "Stock Purchase"), and as consideration therefor, Patriot shall pay cash to the Principal Stockholder, and/or issue to the Principal Stockholder shares of unpaired Class A preferred stock, par value $.01 per share, of

Patriot (the "Unpaired Patriot Stock") and issue to the Principal Stockholder Paired Shares of Patriot Stock and BMOC Stock, upon the terms and subject to the conditions set forth in the Stock Purchase Agreement;

     WHEREAS, contemporaneously with the execution of this Agreement, Patriot and the Principal Stockholder have entered into a standstill agreement (the "Standstill Agreement") pursuant to which the Principal Stockholder has agreed to refrain from taking certain actions and to perform certain other obligations with respect to Patriot and BMOC and the securities of Patriot and BMOC to be issued to the Principal Stockholder pursuant to the Stock Purchase Agreement, upon the terms and subject to the conditions set forth in the Standstill Agreement;

     WHEREAS, as a condition to the willingness of Patriot to enter into this Agreement, (i) certain management stockholders of Wyndham (the "Management Stockholders") and the Principal Stockholder have entered into a Proxy Agreement, dated as of the date hereof, with Patriot (the "Proxy Agreement"), pursuant to which each of the Management Stockholders and the Principal Stockholder has, among other things, granted to Patriot an irrevocable proxy to vote his, her or its shares of Wyndham Common Stock in favor of the approval of the Merger (as hereinafter defined), this Agreement and the other transactions contemplated hereby and the approval of any other matter relating to consummation of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in the Proxy Agreement, and (ii) the Management Stockholders, the Principal Stockholder and certain members of Patriot's management have entered into Voting Agreements, dated as of the date hereof, with Patriot (collectively, the "Voting Agreements"), pursuant to which such stockholders have agreed to certain matters with respect to the voting securities of Patriot and BMOC held by such stockholders after the Merger;

     WHEREAS, contemporaneously with the execution of this Agreement, certain officers of Patriot and certain officers of Wyndham have entered into employment agreements with Patriot (the "Employment Agreements"), upon the terms and subject to the conditions set forth therein, including, without limitation, conditions that the Employment Agreements shall not become effective unless the Merger is consummated;

     WHEREAS, the Board of Directors of Patriot and the Board of Directors of Wyndham each have determined that a business combination between Patriot and Wyndham with related agreements with BMOC is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the transactions provided for herein upon the terms and subject to the conditions set forth herein;

     WHEREAS, immediately following consummation of the transactions contemplated by this Agreement, the shares of BMOC Stock and the shares of common stock, par value $.01 per share, of New Patriot will be paired and transferable and traded only in combination as a single unit on the New York Stock Exchange;

     WHEREAS, it is intended that the Stock Purchase by Patriot and the Merger provided for herein be treated as an integrated transaction that, for federal income tax purposes, qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and pursuant to which the consideration received by all of the stockholders of Wyndham shall be tax-free to such stockholders to the extent such consideration consists of Patriot Unpaired Stock and, to the extent consisting of Patriot Stock, Paired Shares of Patriot Stock and BMOC Stock, and for financial accounting purposes shall be accounted for as a "purchase";

     WHEREAS, Patriot and Wyndham have each received a fairness opinion from their respective financial advisors, and the special committee of the Board of Directors of Wyndham (the "Wyndham Special Committee") has received a fairness opinion from its financial advisor, relating to the transactions contemplated hereby as more fully described herein; and

     WHEREAS, Patriot and Wyndham desire to make certain representations, warranties and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


 ARTICLE 1.    THE MERGER

     1.1       The Merger.  Subject to the terms and conditions of this
               ----------
Agreement, at the Effective Time (as hereinafter defined), Wyndham shall be merged with and into New Patriot in accordance with this Agreement, and the separate corporate existence of Wyndham shall thereupon cease (the "Merger"). New Patriot shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in Section 259 of the Delaware General Corporation Law (the "DGCL"). As used in this Agreement, (i) any reference to "Patriot" means Patriot prior to consummation of the Business Combination and New Patriot following consummation of the Business Combination, (ii) any reference to a "Patriot Subsidiary" means a Subsidiary of Patriot prior to consummation of the Business Combination and a Subsidiary of New Patriot following consummation of the Business Combination, and (iii) any reference to "Patriot Stock" means the shares of common stock, no par value, of Patriot prior to consummation of the Business Combination and the shares of common stock, par value $.01 per share, of New Patriot following consummation of the Business Combination.

     1.2       The Closing.  Subject to the terms and conditions of this
               -----------
Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts, at 10:00 a.m., local time, on the date which is the later of (a) October 1, 1997 or (b) the first business day immediately following the day on which the last of the conditions set forth in Article 9 shall be fulfilled or waived in accordance herewith, or at such other time, date or place as the parties hereto may agree; provided, however, that, subject to the provisions of Section 10.1(c), Patriot may, by notice in writing to Wyndham not less than ten (10) days prior to the then scheduled date of the meeting of Wyndham stockholders pursuant to Section 8.3, extend the date which is the later of the dates specified in the foregoing clauses (a) and (b) if Patriot determines in its reasonable judgment, after consultation with Wyndham, that such action is necessary to allow Patriot to
receive the Ruling (as hereinafter defined) prior to Closing.   Unless the
parties shall otherwise agree, the parties shall use their reasonable best efforts to cause the Closing to occur as soon as possible after the meetings of stockholders held pursuant to Section 8.3, and, if Patriot shall provide the foregoing notice to Wyndham extending the date which is the later of the dates specified in the foregoing clauses (a) and (b), then Wyndham may adjourn its stockholders' meeting so as to cause it to occur as close as reasonably possible to the anticipated Closing Date. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3       Effective Time.  If all of the conditions to the Merger set forth
               --------------
in Article 9 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 10, the parties hereto shall promptly cause a Certificate of Merger satisfying the requirements of the DGCL (the "Certificate of Merger") to be properly executed, verified and delivered for filing in accordance with the DGCL on the Closing Date. The Merger shall become effective upon the acceptance for record of the Certificate of Merger by the Secretary of State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Merger (the "Effective Time").

     1.4       Ancillary Agreements.  At the Closing and prior to the Effective
               --------------------
Time,(i) Patriot and the Principal Stockholder shall consummate the Stock Purchase, subject to the terms of the Stock Purchase Agreement,(ii) Wyndham and BMOC shall consummate the BMOC Stock Issuance (as hereinafter defined), subject to the terms of the Wyndham/BMOC Subscription Agreement (as hereinafter defined), and (iii) Wyndham and BMOC OP shall consummate the Asset Sale (as hereinafter defined) in the event that the Ruling is not obtained prior to the Effective Time. At the Closing, (i) the Crow Family Entities shall consummate the Purchase and Sale of the Crow Family Assets to Patriot OP and BMOC OP, subject to the terms of the Purchase and Sale Agreement, and (ii) Patriot, BMOC, the Principal Stockholder, certain of the Management Stockholders and certain other stockholders of Wyndham shall enter into a registration rights agreement in substantially the form of Exhibit A attached hereto (the "Registration Rights
                             ---------
Agreement"). Following consummation of the Business Combination and subject to the terms and conditions of this Agreement, (x) Patriot and Wyndham shall enter into an agreement substantially in the form set forth on Exhibit B attached
                                                         ---------
hereto pursuant to which, among other things, Patriot shall make certain representations and warranties to Wyndham in connection with the transactions contemplated by this Agreement (the "Patriot Ratification Agreement"), and (y) BMOC and Wyndham shall enter into an agreement substantially in the form set forth on Exhibit C attached hereto pursuant to which, among other things, BMOC
         ---------
will make certain representations and warranties to Wyndham in connection with the transactions contemplated by this Agreement

(the "BMOC Ratification Agreement"). At or prior to the Closing, Patriot and BMOC shall enter into a Master Leasehold Agreement having such terms as to which Patriot and BMOC shall hereafter agree, in addition to the terms set forth on Exhibit D attached hereto (the "Master Leasehold Agreement"), provided that
---------
Wyndham shall first be given a reasonable opportunity to review and comment upon the terms of such agreement. No later than eleven (11) business days prior to the Closing, Patriot and BMOC shall enter into a Cooperation Agreement in substantially the form of Exhibit E attached hereto (the "Cooperation
                          ---------
Agreement"). The Stock Purchase Agreement, Purchase and Sale Agreement, Cooperation Agreement, Standstill Agreement, Proxy Agreement, Registration Rights Agreement, Patriot Ratification Agreement, BMOC Ratification Agreement, Voting Agreements, Employment Agreements, Wyndham/BMOC Subscription Agreement, the Option Agreement of even date herewith between Patriot and the grantors named therein (the "ISIS Owners") pursuant to which the ISIS Owners have granted to Patriot an option to acquire the equity interests owned by the ISIS Owners in ISIS 2000 L.P., and the Option Agreement of even date herewith between Patriot and the grantors named therein (the "MIS Owners") pursuant to which the MIS Owners have granted to Patriot an option to acquire the equity interests owned by the MIS Owners in Kinetic Group Limited Partnership (formerly known as CW Synergistech, LP), are referred to collectively herein as the "Ancillary Agreements."


 ARTICLE 2.    THE WYNDHAM/BMOC SUBSCRIPTION

     2.1       Wyndham/BMOC Subscription Agreement.  Immediately prior to the
               -----------------------------------
Closing, Wyndham and BMOC shall enter into a contract in substantially the form of Exhibit F attached hereto (the "Wyndham/BMOC Subscription Agreement")
   ---------
pursuant to which Wyndham will agree to pay for, and BMOC will issue directly to the stockholders of Wyndham as part of the consideration to be paid to such stockholders in the Merger (the "BMOC Stock Issuance"), a number of shares (the "Subscribed Shares") of BMOC Stock equal to the number of shares of Patriot Stock to be issued to stockholders of Wyndham pursuant to the Merger.

     2.2       Subscribed Shares.  The parties hereto acknowledge and agree that
               -----------------
the Subscribed Shares will be issued in accordance with Section 5.2(a) hereof to the stockholders of Wyndham in connection with the Merger and will be paired with the Patriot Stock issued in the Merger in accordance with that certain Pairing Agreement, dated as of February 17, 1983 and amended from time to time thereafter, by and between CJC and BMOC (the "Pairing Agreement"), and Wyndham shall not at any time become a stockholder of BMOC. The provisions of this
Article 2, the BMOC Stock Issuance and the Wyndham/BMOC Subscription Agreement are intended to comply and shall be interpreted in a manner consistent with Sections 2(a) and 2(b) of the Pairing Agreement.

ARTICLE 3.     CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING
               CORPORATION

     3.1       Charter.  The Amended and Restated Certificate of Incorporation
               -------
of Patriot in effect immediately prior to the Effective Time (the "Patriot Certificate") shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law, and shall contain terms required by and consistent with this Agreement, the Stock Purchase Agreement and the Cooperation Agreement and terms not otherwise prohibited from being contained in such certificate by any of such agreements (the "Surviving Corporation Certificate").

     3.2       Bylaws.  The Amended and Restated Bylaws of Patriot in effect
               ------
immediately prior to the Effective Time (the "Patriot Bylaws") shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law, and shall contain terms required by and consistent with this Agreement, the Stock Purchase Agreement and the Cooperation Agreement and terms not otherwise prohibited from being contained in such bylaws by any of such agreements (the "Surviving Corporation Bylaws").


ARTICLE 4.     DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION AND BMOC

     4.1       Directors of the Surviving Corporation.
               --------------------------------------

               (a) At the Effective Time, the number of directors of the Surviving Corporation shall be fixed at eleven. At the Effective Time, eight of the directors of the Surviving Corporation shall be Paul Nussbaum, William W. Evans III, Arch Jacobson, John Daniels and John Deterding, and three individuals designated by Patriot prior to the Effective Time who shall be reasonably acceptable to Wyndham (the foregoing eight individuals being referred to herein collectively as the "Patriot Designees"); provided, however, that for purposes of the foregoing, Wyndham acknowledges that the individuals listed on Section
4.1 of the Patriot Disclosure Letter (as hereinafter defined) are reasonably acceptable Patriot Designees. At the Effective Time, two of the directors of the Surviving Corporation shall be James Carreker and an individual designated by Wyndham prior to the Effective Time who shall be reasonably acceptable to Patriot (the foregoing two individuals being referred to herein collectively as the "Wyndham Designees"). The remaining director shall be designated by the Crow Family Entities prior to the Effective Time and shall be reasonably acceptable to Patriot (the "Family Designee"); provided, however, that for purposes of the foregoing, Patriot acknowledges that Harlan Crow is a reasonably acceptable Family Designee and that the term of the Family Designee on the Board of Directors of Patriot shall commence on the third day immediately following the Effective Time (the "Family-Designee Date").

               (b) In the event that immediately following consummation of the Business Combination the Board of Directors of Patriot is divided into classes, then, at the Effective

Time, the directors of each of the classes of the Board of Directors of the Surviving Corporation shall be as follows (subject to the provisions of this Section 4.1):

          Class             Designee                 Term Expires
          -----             --------                 ------------

            I               Paul Nussbaum                 1998
            I               Family Designee               1998
            I               John Deterding                1998
            I               Patriot Designee              1998
           II               John Daniels                  1999
           II               Patriot Designee              1999
           II               Patriot Designee              1999
           II               Wyndham Designee              1999
          III               James Carreker                2000
          III               Arch Jacobson                 2000
          III               William W. Evans III          2000

               (c) Patriot and Wyndham agree that in the event that any Patriot Designee is unable or otherwise fails to serve, for any reason, as a director of Patriot at the Effective Time, Patriot shall have the right to designate another individual to serve as a director of Patriot at the Effective Time in place of such Patriot Designee (or if a vacancy shall be deemed to have occurred in respect thereof, Patriot shall have the right to fill such vacancy, notwithstanding any other provision to the contrary contained herein); provided, however, that such individual shall be reasonably satisfactory to Wyndham. Patriot and Wyndham shall each cause such designee of Patriot to be elected to the Board of Directors of Patriot at the Effective Time in place of such Patriot Designee.

               (d) Patriot and Wyndham agree that in the event that any Wyndham Designee is unable or otherwise fails to serve, for any reason, as a director of Patriot at the Effective Time, Wyndham shall have the right to designate another individual to serve as a director of Patriot at the Effective Time in place of such Wyndham Designee (or if a vacancy shall be deemed to have occurred in respect thereof, Wyndham shall have the right to fill such vacancy, notwithstanding any other provision to the contrary contained herein); provided, however, that such individual shall be reasonably satisfactory to Patriot. Patriot and Wyndham shall each cause such designee of Wyndham to be elected to the Board of Directors of Patriot at the Effective Time in place of such Wyndham Designee.

               (e) Patriot and Wyndham agree that in the event that the Family Designee is unable or otherwise fails to serve, for any reason, as a director of Patriot on the Family-Designee Date, the Crow Family Entities shall have the right to designate another individual to serve as a director of Patriot on the Family-Designee Date in place of such Family Designee (or if a vacancy shall be deemed to have occurred in respect thereof, the Crow Family Entities shall have the right to fill such vacancy, notwithstanding any other provision to the contrary contained herein); provided, however, that such individual shall be reasonably satisfactory to

Patriot. Patriot and Wyndham shall each cause such designee of the Crow Family Entities to be elected to the Board of Directors of Patriot on the Family-Designee Date in place of such Family Designee.

               (f)  Notwithstanding any of the foregoing provisions of this
Section 4.1 or any other provision of this Agreement to the contrary, the parties agree that in no event shall a majority of the directors of the Surviving Corporation immediately following the Effective Time be executive officers or directors of BMOC.

      4.2      Officers of the Surviving Corporation.  At the Effective Time,
               -------------------------------------
the officers of the Surviving Corporation shall include, but not be limited to, Paul Nussbaum, who shall be Chairman of the Board of Directors and Chief Executive Officer, William Evans, who shall be President, and Anne Raymond, who shall be Chief Financial Officer and an Executive Vice President.

      4.3      Directors of BMOC.
               -----------------

               (a) At or prior to the Effective Time, the number of directors of BMOC shall be fixed at eleven. At the Effective Time, seven of the directors of BMOC shall be Paul Nussbaum, Leonard Boxer, Arch Jacobson and Rusty Lyons, and three individuals designated by Patriot prior to the Effective Time who shall be reasonably acceptable to Wyndham (the foregoing seven individuals being referred to herein collectively as the "Patriot-BMOC Designees"); provided, however, that for purposes of the foregoing, Wyndham acknowledges that the individuals listed on Section 4.3 of the Patriot Disclosure Letter are reasonably acceptable Patriot-BMOC Designees. At the Effective Time, three of the directors of BMOC shall be James Carreker and two individuals designated by Wyndham prior to the Effective Time who shall be reasonably acceptable to Patriot (the foregoing three individuals being referred to herein collectively as the "Wyndham-BMOC Designees"); provided, however, that for purposes of the foregoing, Patriot acknowledges that the individual listed on Section 4.3 of the Wyndham Disclosure Letter (as hereinafter defined) is a reasonably acceptable Wyndham-BMOC Designee. The remaining director shall be designated by the Crow Family Entities prior to the Effective Time and shall be reasonably acceptable to Patriot (the "Family-BMOC Designee"); provided, however, that for purposes of the foregoing, Patriot acknowledges that Harlan Crow is a reasonably acceptable Family-BMOC Designee and that the term of the Family-BMOC Designee on the Board of Directors of BMOC shall commence on the third day immediately following the Effective Time (the "Family-BMOC-Designee Date").

               (b) In the event that immediately following consummation of the Business Combination the Board of Directors of BMOC is divided into classes, then, at the Effective Time, the directors of each class of the Board of Directors of BMOC shall be as follows (subject to the provisions of this Section 4.3):


     Class             Designee         Term Expires
     -----             --------         ------------

          I         James Carreker              1998
          I           Rusty Lyons               1998
          I      Wyndham-BMOC Designee          1998
          I      Patriot-BMOC Designee          1998
          II         Arch Jacobson              1999
          II         Leonard Boxer              1999
          II     Family-BMOC Designee           1999
          II     Patriot-BMOC Designee          1999
          III        Paul Nussbaum              2000
          III    Patriot-BMOC Designee          2000
          III    Wyndham-BMOC Designee          2000

               (c) Patriot, Wyndham and BMOC agree that in the event that any Patriot-BMOC Designee is unable or otherwise fails to serve, for any reason, as a director of BMOC at the Effective Time, Patriot shall have the right to designate another individual to serve as a director of BMOC at the Effective Time in place of such Patriot-BMOC Designee (or if a vacancy shall be deemed to have occurred in respect thereof, Patriot shall have the right to fill such vacancy, notwithstanding any other provision to the contrary contained herein); provided, however, that such individual shall be reasonably satisfactory to Wyndham. BMOC and Wyndham shall each cause such designee of Patriot to be elected to the Board of Directors of BMOC at the Effective Time in place of such Patriot-BMOC Designee.

               (d) Patriot, Wyndham and BMOC agree that in the event that any Wyndham-BMOC Designee is unable or otherwise fails to serve, for any reason, as a director of BMOC at the Effective Time, Wyndham shall have the right to designate another individual to serve as a director of BMOC at the Effective Time in place of such Wyndham-BMOC Designee (or if a vacancy shall be deemed to have occurred in respect thereof, Wyndham shall have the right to fill such vacancy, notwithstanding any other provision to the contrary contained herein); provided, however, that such individual shall be reasonably satisfactory to Patriot. BMOC and Wyndham shall each cause such designee of Wyndham to be elected to the Board of Directors of BMOC at the Effective Time in place of such Wyndham-BMOC Designee.

               (e) Patriot, Wyndham and BMOC agree that in the event that the Family-BMOC Designee is unable or otherwise fails to serve, for any reason, as a director of BMOC on the Family-BMOC-Designee Date, the Crow Family Entities shall have the right to designate another individual to serve as a director of BMOC on the Family-BMOC-Designee Date in place of such Family-BMOC Designee (or if a vacancy shall be deemed to have occurred in respect thereof, the Crow Family Entities shall have the right to fill such vacancy, notwithstanding any other provision to the contrary contained herein); provided, however, that such individual shall be reasonably satisfactory to Patriot. BMOC and Wyndham shall each cause such designee of the Crow Family Entities to be elected to the Board of Directors of BMOC on the Family-BMOC-Designee Date in place of such Family-BMOC Designee.

               (f)  Notwithstanding any of the foregoing provisions of this
Section 4.3 or any other provision of this Agreement to the contrary, Patriot, Wyndham and BMOC agree that in no event shall a majority of the directors of BMOC immediately following the Effective Time be executive officers or directors of the Surviving Corporation.

      4.4      Officers of BMOC.  At the Effective Time, the officers of BMOC
               ----------------
shall include, but not be limited to, James Carreker, who shall be Chairman of the Board of Directors and Chief Executive Officer, Rex Stewart, who shall be Chief Financial Officer and an Executive Vice President, and Thomas Lattin, who shall be an Executive Vice President.

     4.5       Change of Name.  At the Effective Time, (i) BMOC and Patriot or a
               --------------
Subsidiary of Patriot shall enter into a license agreement pursuant to which Patriot or such Subsidiary of Patriot shall license to BMOC use of the "Wyndham" brand, and (ii) the Certificate of Incorporation of BMOC shall be amended (the "BMOC Charter Amendment") to change the name of BMOC to "Wyndham International" and shall contain terms required by and consistent with this Agreement, the Stock Purchase Agreement and the Cooperation Agreement and terms not otherwise prohibited from being contained in such certificate by any of such agreements.


 ARTICLE 5.    EXCHANGE OF STOCK

      5.1      Outstanding Paired Shares of Patriot Stock and BMOC Stock.
               ---------------------------------------------------------

               (a) At and after the Effective Time, each Paired Share of Patriot Stock and BMOC Stock outstanding immediately prior to the Effective Time shall remain outstanding and shall continue to represent one Paired Share of Patriot Stock and BMOC Stock.

               (b) At and after the Effective Time, each option exercisable for a Paired Share of Patriot Stock and BMOC Stock outstanding immediately prior to the Effective Time shall remain outstanding and shall continue to represent an option to purchase a Paired Share of Patriot Stock and BMOC Stock.

      5.2      Conversion of Wyndham Common Stock.
               ----------------------------------

               (a) Except as otherwise provided in Section 5.3(a) with respect to holders of Wyndham Common Stock who make a Cash Election (as defined therein) and except as otherwise provided herein, at the Effective Time, each share of Wyndham Common Stock issued and outstanding immediately prior to the Effective Time (other than those shares of Wyndham Common Stock to be canceled pursuant to Section 5.2(c)) shall, by virtue of the Merger and without any action on the part of Wyndham, Patriot, BMOC or the holders of any of the securities of any of these corporations, be converted into the right to receive 0.712 Paired Shares of Patriot Stock and BMOC Stock; provided, however, that in the event that the Average Closing Price (as hereinafter defined) of a Paired Share of Patriot Stock and BMOC Stock is less than $42.13 per share (subject to adjustment as provided below) but greater than or equal to $40.21 per share (subject to adjustment as provided below), then each share of Wyndham Common Stock issued and outstanding immediately prior to the Effective Time (other than those shares of Wyndham Common Stock to be canceled pursuant to Section 5.2(c)) shall be converted into the right to receive a number of Paired Shares of Patriot Stock and BMOC Stock equal to $30.00 divided by the Average Closing Price; provided, further, that in the event that the Average Closing Price of a Paired Share of Patriot Stock and BMOC Stock is less than $40.21 per share (subject to adjustment as provided below), (A) each share of Wyndham Common Stock issued and outstanding immediately prior to the Effective Time (other than those shares of Wyndham Common Stock to be canceled pursuant to Section 5.2(c)) shall be converted into the right to receive a number of Paired Shares of Patriot Stock and BMOC Stock equal to 0.746 (the applicable percentage of a share of Patriot Stock to be issued upon such conversion herein being the "Exchange Ratio"), and (B) Wyndham shall have the right, waivable by it, to terminate this Agreement pursuant to Section 10.1(l) without any liability on its part by giving written notice of its election to do so to Patriot prior to 11:59 p.m., Dallas, Texas time on the first business day after the expiration of the Measurement Period (as hereinafter defined). The Paired Shares of Patriot Stock and BMOC Stock to be issued to holders of Wyndham Common Stock in the Merger are referred to herein as the "Stock Consideration." For purposes of this Agreement, the term "Average Closing Price" shall mean the average per share closing price of a Paired Share of a Patriot Stock and BMOC Stock as reported on the NYSE over the twenty (20) trading days immediately preceding the fifth business day prior to the date on which the meeting of Wyndham's stockholders is to be convened pursuant to Section 8.3 hereof such twenty (20) trading day period being referred to herein as the "Measurement Period"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Paired Shares of CJC Stock and BMOC Stock, the outstanding Paired Shares of Patriot Stock and BMOC Stock or the outstanding shares of Wyndham Common Stock shall have been changed, other than pursuant to this Agreement or the Business Combination Agreement, into a different number of shares or a different class or series, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares (or if between the date of this Agreement and the effective date of the Business Combination the outstanding shares of Patriot Stock shall have been so changed and no adjustment shall have been made on account thereof pursuant to Section 5.2(a) of the Business Combination Agreement), the Exchange Ratio and the per share reference prices of Paired Shares referred to above shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares; provided that none of Patriot, BMOC or Wyndham shall effect any such change during or, until the Effective Time, following the Measurement Period.

               (b) As a result of the Merger and without any action on the part of the holders thereof, all shares of Wyndham Common Stock shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each holder of a certificate (a "Certificate" and, collectively, the "Certificates") representing any shares of Wyndham Common Stock (other than those shares of Wyndham Common Stock to be canceled pursuant to Section 5.2(c)) shall thereafter cease to have any rights with respect to such shares of Wyndham Common Stock, except the right to receive, without interest, Stock Consideration in accordance with Section 5.2(a) and/or cash consideration in accordance with Section 5.3(a), dividend(s) payable in accordance with Section 5.4(c) and cash in lieu of Excess Paired Shares (if any) and fractional Paired Shares of Patriot Stock and BMOC Stock in accordance with Sections 5.2(b) and 5.4(e), respectively, upon the surrender of such Certificate.

               (c) Each share of Wyndham Common Stock issued and held in Wyndham's treasury and each share of Wyndham Common Stock held by Patriot, BMOC or any of the Patriot Subsidiaries or BMOC Subsidiaries immediately prior to the Effective Time, if any, by virtue of the Merger shall cease to be outstanding, shall be canceled and retired and shall cease to exist and no payment of any consideration shall be made with respect thereto.

               (d) At the Effective Time, Wyndham's obligations with respect to each stock option (collectively, the "Existing Wyndham Options") set forth in
Section 6.3 of the Wyndham Disclosure Letter (as defined in Article 6 hereof) shall be assumed by Patriot (the "Assumed Options"), subject to the provisions described in this Section. The Assumed Options shall not terminate in connection with the Merger and shall continue to have, and be subject to, the same terms and conditions as set forth in the stock option plans and agreements (as in effect immediately prior to the Effective Time) pursuant to which the Existing Wyndham Options were issued, provided that (i) all references to Wyndham shall be deemed to be references to Patriot or BMOC, as the case may be, and all references to Wyndham Common Stock shall be deemed to be references to Paired Shares of Patriot Stock and BMOC Stock, (ii) each option shall fully vest and become exercisable in accordance with its terms, and (iii) each option shall be exercisable for that number of whole Paired Shares of Patriot Stock and BMOC Stock equal to the product of the number of shares of Wyndham Common Stock covered by such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded to the nearest whole number of Paired Shares of Patriot Stock and BMOC Stock and (v) the exercise price per share of Paired Patriot Stock and BMOC Stock under such option shall be equal to the exercise price per share of Wyndham Common Stock under the Existing Wyndham Option divided by the Exchange Ratio and rounded to the nearest cent. Patriot shall (A) reserve for issuance the number of shares of Patriot Stock that will become issuable upon the exercise of such Assumed Options pursuant to this Section 5.2(e) and (B) promptly after the Effective Time issue to each holder of an outstanding Existing Wyndham Option a document evidencing the assumption by Patriot of Wyndham's obligations with respect thereto under this Section. BMOC shall (A) reserve for issuance the number of shares of BMOC Stock that will become issuable upon the exercise of such Assumed Options pursuant to this
Section 5.2(d) and (B) promptly after the Effective Time issue to each holder of an outstanding Existing Wyndham Option a document evidencing the assumption by BMOC of Wyndham's obligations with respect thereto under this Section. Patriot, BMOC and Wyndham shall consider in good faith whether any of the Assumed Options will provide that Patriot or BMOC, as the case may be, shall have the discretion to settle any option exercise with a cash amount equal to the difference between the option exercise price and the fair market value of the Paired Shares of Patriot Stock and BMOC Stock, less any applicable tax withholding.

      5.3      Cash Election.
               -------------

               (a) (i) Notwithstanding the provisions of Section 5.2(a), each person who, on the Election Date (as hereinafter defined), is a record holder of shares of Wyndham Common Stock (other than those shares of Wyndham Common Stock to be canceled pursuant to Section 5.2(c)) will be entitled, with respect to that number of such holder's shares of Wyndham Common Stock specified in such holder's Form of Election (as defined in Section 5.3(b)) but not in excess of the total number of shares of Wyndham Common Stock held by such holder (each such share of Wyndham Common Stock being referred to herein as a "Cash Electing Share," and the aggregate number of shares of Wyndham Common Stock with respect to which such holder has made a Cash Election being referred to herein as such holder's "Cash Electing Shares"), to make an election (a "Cash Election") on or prior to such Election Date to receive from Patriot following the Effective Time an amount in cash and Stock Consideration determined as follows:

                         (A) If the Aggregate Cash Electing Shares (as hereinafter defined) is less than or equal to the Cash Conversion Number (as hereinafter defined), then such holder shall be entitled to receive for each such Cash Electing Share an amount of cash equal to the Per Share Cash Amount (as hereinafter defined); or

                         (B) If the Aggregate Cash Electing Shares is greater than the Cash Conversion Number, then such holder shall be entitled to receive (x) with respect to that number of such holder's Cash Electing Shares equal to such holder's total Cash Electing Shares multiplied by the Cash Proration Factor (as hereinafter defined), with the result rounded to the next lower whole share (the "Prorated Cash Electing Shares"), an amount of cash equal to the product of such holder's Prorated Cash Electing Shares and the Per Share Cash Amount, and (y) Stock Consideration in accordance with Section 5.2 with respect to that number of such holder's Cash Electing Shares equal to the difference between such holder's total Cash Electing Shares and such holder's Prorated Cash Electing Shares.

                    (ii) For purposes of this Agreement:

                    "Aggregate Cash Electing Shares" shall mean the total number of Cash Electing Shares for all holders of Wyndham Common Stock.

                    "Cash Election Price" shall mean the product of the Exchange Ratio and the Fair Market Value.

                    "Cash Conversion Number" shall mean $100,000,000 divided by the Cash Election Price.

                    "Cash Proration Factor" shall mean the Cash Conversion Number divided by the Aggregate Cash Electing Shares, with the result rounded to four decimal points.

                    "Fair Market Value" shall mean the average closing price of the Paired Shares of Patriot Stock and BMOC Stock on the NYSE on the five
     (5) trading days immediately preceding the Closing Date.

                    "Per Share Cash Amount" shall mean the product of the Fair Market Value multiplied by the Exchange Ratio.

                    For purposes of the foregoing definitions in this clause
     (ii), the number of shares of Wyndham Common Stock held of record by the Principal Stockholder and its permitted assignees, if any, as to which the Principal Stockholder and its permitted assignees have made an election to receive cash pursuant to Section 1.1(b) of the Stock Purchase Agreement shall be treated as "Cash Electing Shares," but all consideration to be paid for such shares shall be paid or delivered by Patriot and BMOC pursuant to the Stock Purchase Agreement and not pursuant to this Agreement.

                    (iii) The aggregate consideration to be received by holders of Wyndham Common Stock pursuant to Section 5.2(a) and this Section 5.3(a), any dividends and cash in lieu of Excess Paired Shares, if any, to be received by holders of Wyndham Common Stock in accordance with Section 5.2(b), and fractional Paired Shares, if any, to be received by the holders of Wyndham Common Stock in accordance with Section 5.4, are referred to herein collectively as the "Merger Consideration."

               (b) Patriot shall prepare a form of election, which form shall be subject to the reasonable approval of Wyndham (the "Form of Election"), and Wyndham shall mail such Form of Election with the Proxy Statement (as hereinafter defined) to the record holders of Wyndham Common Stock as of the record date for the Wyndham stockholders' meeting which will be held in accordance with the provisions of Section 8.3 hereof, which Form of Election shall be used by each record holder of shares of Wyndham Common Stock who wishes to make a Cash Election with respect to any or all shares of Wyndham Common Stock held by such holder. Patriot will use its best efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Wyndham Common Stock during the period between such record date and the Election Date referred to below. Any such holder's Cash Election shall have been properly made only if the Exchange Agent (as hereinafter defined) shall have received at its designated office, by 5:00 p.m., New York City time, on the Election Date, a Form of Election properly completed and signed and accompanied by certificates for the shares of Wyndham Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Patriot (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three NYSE trading days after the date of execution of such guarantee of delivery). As used herein, the "Election Date" means two (2) business days prior to the Closing Date or such other date, agreed upon by Patriot and Wyndham, which date shall be announced by Patriot, in a news release delivered to Dow Jones News Service, as the last day on which Forms of Election will be accepted, which date shall be at least five business days following the date of such news release.

               (c) Any Form of Election may be revoked by the stockholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Patriot and Wyndham that the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the shares of Wyndham Common Stock to which such Form of Election relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

               (d) The determination of the Exchange Agent shall be binding as to whether or not a Cash Election has been properly made or revoked pursuant to this Section 5.3 with respect to shares of Wyndham Common Stock. If the Exchange Agent determines that any Cash Election was not properly made with respect to shares of Wyndham Common Stock, such shares shall be treated by the Exchange Agent as shares that were not Cash Electing Shares at the Effective Time, and such shares shall be exchanged in the Merger pursuant to Section 5.2(a). The Exchange Agent may, with the mutual agreement of Patriot and Wyndham, make such rules as are consistent with this Section 5.3 for the implementation of the election provided for herein as shall be necessary or desirable fully to effect such election.

      5.4      Exchange of Certificates Representing Wyndham Common Stock.
               ----------------------------------------------------------

               (a) As of the Effective Time, (i) Patriot shall deposit, or shall cause to be deposited, with an exchange agent selected by Patriot on or prior to the Effective Time (the "Exchange Agent"), for the benefit of the holders of shares of Wyndham Common Stock, for exchange in accordance with this
Article 5, a certificate representing the shares of Patriot Stock to be issued pursuant to Section 5.2(a), cash in an aggregate amount sufficient to pay the aggregate cash consideration payable to holders of Wyndham Common Stock who have made a Cash Election pursuant to Section 5.3(a), if any, the cash in lieu of Excess Paired Shares, if any, to be paid pursuant to Section 5.2(b) and fractional Paired Shares to be paid pursuant to this Section 5.4, in exchange for outstanding shares of Wyndham Common Stock and simultaneously (ii) BMOC shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Wyndham Common Stock, for distribution in accordance with Section 5.2(a), a certificate representing the Subscribed Shares, to be paired with the shares of Patriot Stock described in clause (i) above (such certificates for shares of Patriot Stock, cash, the certificates for Subscribed Shares and cash in lieu of Excess Paired Shares and fractional Paired Shares shall hereinafter be referred to as the "Exchange Fund"). The provisions of this Section 5.4 are intended to comply and shall be interpreted in a manner consistent with Sections 2(a) and 2(b) of the Pairing Agreement.

               (b) Promptly after the Effective Time, the parties hereto shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Patriot and BMOC may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates printed "back-to-back" evidencing Paired Shares of Patriot Stock and BMOC Stock and cash in lieu of Excess Paired Shares, if any, and fractional Paired Shares, if any. Upon surrender of a Certificate for cancellation to the Exchange Agent and delivery of such letter of transmittal, duly executed and completed in accordance with the instructions thereto to the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing the number of whole Paired Shares of Patriot Stock and BMOC Stock to which such holder shall be entitled, and (y) a check representing the amount payable to holders of Wyndham Common Stock who have made a Cash Election pursuant to Section 5.3(a), if any, plus amount of cash in lieu of Excess Paired Shares, if any, and fractional Paired Shares, if any, due such holder plus the amount of any dividends or distributions, if any, pursuant to Section 5.4(c), after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the amount payable to holders of Wyndham Common Stock who have made a Cash Election pursuant to Section 5.3(a), if any, the cash in lieu of Excess Paired Shares, if any, and fractional Paired Shares, if any, or on the dividends or distributions, if any, due and payable to holders of Certificates pursuant to this Section 5.4. In the event of a transfer of ownership of Wyndham Common Stock which is not registered in the stock transfer records of Wyndham, a certificate representing the proper number of Paired Shares of Patriot Stock and BMOC Stock, together with a check for the cash to be paid to holders of Wyndham Common Stock who have made a Cash Election pursuant to Section 5.3(a) plus cash to be paid in lieu of Excess Paired Shares, if any, and fractional Paired Shares, if any, plus, to the extent applicable, the amount of any dividends or distributions, if any, due and payable pursuant to Section 5.4(c), may be issued to such a transferee if the Certificate representing shares of such Wyndham Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (c) Notwithstanding any other provisions of this Agreement, dividends or other distributions on Paired Shares of Patriot Stock and BMOC Stock with respect to any shares of Wyndham Common Stock represented by a Certificate that has not been surrendered for exchange shall be paid only as provided herein.
Any such dividend or distribution
amounts with a record date after the Effective Time and a payment date prior to both the first anniversary of the Effective Time and the surrender of such Certificate shall be deposited (less the amount of any withholding taxes which may be required thereon) with the Exchange Agent on the applicable payment date, to be held by the Exchange Agent in a non-interest bearing account until the surrender of such Certificate. Following surrender of any such Certificate, the holder thereof shall be entitled to receive for the whole Paired Shares of Patriot Stock and BMOC Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Paired Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Paired Shares, less the amount of any withholding taxes which may be required thereon.

          (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of Wyndham of the shares of Wyndham Common Stock which were outstanding immediately prior to the Effective Time and if, after the Effective Time, Certificates are presented for transfer, they shall be canceled against delivery of the Merger Consideration as hereinabove provided. Certificates surrendered for exchange by any person constituting an "affiliate" of Wyndham for purposes of Rule 145, as such rule may be amended from time to time ("Rule 145"), of the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Patriot has received an affiliate letter (the "Affiliate Letter") from such person as provided in Section 8.10.

          (e) No fractional Paired Shares of Patriot Stock and BMOC Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional Paired Shares pursuant to this Agreement, each holder of Wyndham Common Stock upon surrender of a Certificate for exchange shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Fair Market Value by (ii) the fractional amount of the Paired Shares of Patriot Stock and BMOC Stock which such holder would otherwise be entitled to receive under this Article 5.

          (f) All cash paid upon the surrender for exchange of certificates representing shares of Wyndham Common Stock in accordance with the terms of this
Article 5 (including any cash for Excess Paired Shares and fractional Paired Shares) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Wyndham Common Stock exchanged for cash theretofore represented by such certificates.

     5.5  Return of Exchange Fund.  Any portion of the Exchange Fund (including
          -----------------------
any cash payable to holders of Wyndham Common Stock who have made a Cash Election pursuant to Section 5.3(a), any cash for Excess Paired Shares and fractional Paired Shares, any dividends or distributions of Patriot or BMOC and any shares of Patriot Stock or any Subscribed Shares) that remains unclaimed by the former stockholders of

Wyndham one year after the Effective Time shall be distributed as follows: any cash payable to holders of Wyndham Common Stock who have made a Cash Election pursuant to Section 5.3(a), any cash for Excess Paired Shares and fractional Paired Shares, any dividends or distributions of Patriot and any shares of Patriot Stock shall be returned to Patriot and any dividends or distributions of BMOC and any Subscribed Shares shall be returned to BMOC (provided that Patriot and BMOC shall issue said cash or shares in accordance with this Article 5 to former stockholders of Wyndham who thereafter surrender their Certificates), subject to the provisions and effect of applicable abandoned property, escheat or similar laws. Any former stockholders of Wyndham who have not theretofore complied with this Article 5 shall thereafter look only to Patriot for payment of any cash consideration payable as a result of the Merger or for issuance or payment of that portion of their Paired Shares representing Patriot Stock and cash in lieu of Excess Paired Shares, if any, and fractional Paired Shares, if any, and to BMOC for issuance or payment of that portion of their Paired Shares representing BMOC Stock (plus, in each case, dividends and distributions to the extent set forth in Section 5.4(c), if any), as determined pursuant to this Agreement, without any interest thereon. None of Patriot, BMOC, Wyndham, the Exchange Agent or any other person shall be liable to any former holder of shares of Wyndham Common Stock for any shares of stock or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     5.6  Lost or Stolen Certificates.  In the event any Certificate shall have
          ---------------------------
been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Patriot and BMOC, the posting by such person of a bond in such reasonable amount as Patriot and BMOC may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or Patriot and BMOC will issue in exchange for such lost, stolen or destroyed Certificate the Paired Shares of Patriot Stock and BMOC Stock and cash in lieu of Excess Paired Shares, if any, and fractional Paired Shares, if any, to which such person is entitled under Section 5.4(b) (and to the extent applicable, dividends and distributions payable pursuant to Section 5.4(c)).


ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF WYNDHAM

     Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Patriot, which shall refer to the relevant Sections of this Agreement (the "Wyndham Disclosure Letter"), Wyndham represents and warrants to Patriot as follows:

     6.1 Existence; Good Standing; Authority; Compliance With Law.
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          (a) Wyndham is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Wyndham is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified could not reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Wyndham and the Wyndham Subsidiaries taken as a whole (a "Wyndham Material Adverse Effect"). Wyndham has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

          (b) Each of the Wyndham Subsidiaries is a corporation or partnership duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing could not reasonably be expected to have a Wyndham Material Adverse Effect.

          (c) Neither Wyndham nor any of the Wyndham Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Wyndham or any Wyndham Subsidiary or any of their respective properties or assets is subject, where such violation could have a Wyndham Material Adverse Effect. Wyndham and the Wyndham Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such license, permit or authorization or to take any such action could reasonably be expected to have a Wyndham Material Adverse Effect.

          (d) Copies of the Amended and Restated Certificate of Incorporation of Wyndham (the "Wyndham Certificate") and Bylaws of Wyndham (the "Wyndham Bylaws") and the other charter documents, bylaws, organizational documents and partnership and joint venture agreements (and in each such case, all amendments thereto) of each of the Wyndham Subsidiaries are listed in Section 6.1 of the Wyndham Disclosure Letter, and the copies of such documents, which have previously been delivered or made available to Patriot and its counsel, are true and correct. For the purposes of this Agreement, the term "Wyndham Subsidiary" shall include any of the entities listed under such heading in Section 6.4 of the Wyndham Disclosure Letter.

     6.2  Authorization, Validity and Effect of Agreements.  Each of Wyndham and
          ------------------------------------------------
the Wyndham Subsidiaries has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and the Ancillary Agreements to which it is a party. The Board of Directors of Wyndham has approved this Agreement, the Merger, and the Ancillary Agreements to which it is a party and the other transactions contemplated by this Agreement and has resolved to recommend that the holders of Wyndham Common Stock adopt and approve this Agreement, as ratified by New Patriot pursuant to the Patriot Ratification Agreement, at the Wyndham stockholders' meeting which will be held in accordance with the provisions of Section 8.3 hereof. In connection with the foregoing, the

Board of Directors of Wyndham has taken such actions and votes as are necessary on its part to render the provisions of Section 203 of the DGCL and all other applicable takeover statutes inapplicable to this Agreement, the Merger, the Stock Purchase Agreement, the Stock Purchase and the transactions contemplated by this Agreement and the other Ancillary Agreements. As of the date hereof, all of the directors and executive officers of Wyndham have indicated that they presently intend to vote all shares of Wyndham Common Stock which they own to approve this Agreement, as ratified by New Patriot pursuant to the Patriot Ratification Agreement, at the Wyndham stockholders' meeting which will be held in accordance with the provisions of Section 8.3. Subject only to the approval of this Agreement, as ratified by New Patriot pursuant to the Patriot Ratification Agreement, by the holders of two-thirds of the outstanding shares of Wyndham Common Stock, the execution by Wyndham of this Agreement, the Ancillary Agreements to which it is a party and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all requisite corporate action on the part of Wyndham. This Agreement constitutes, and the Ancillary Agreements to which it is a party (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Wyndham, enforceable against Wyndham in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     6.3  Capitalization.
          --------------

          (a) The authorized capital stock of Wyndham consists of 45,000,000 shares of Wyndham Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (the "Wyndham Preferred Stock"). As of the date of this Agreement, (i) 20,018,299 shares of Wyndham Common Stock are issued and outstanding, (ii) 2,133,811 and 50,000 shares of Wyndham Common Stock are reserved for issuance pursuant to the Wyndham's 1996 Long Term Incentive Plan and rights under the Wyndham's Non-Employee Directors' Retainer Stock Plan (collectively, the "Wyndham Stock Plans"), respectively, subject to adjustment on the terms set forth in the Wyndham Stock Plans, (iii) no shares of Wyndham Preferred Stock were issued and outstanding, and (iv) no shares of Wyndham Common Stock or Wyndham Preferred Stock were held in the treasury of Wyndham.
As of the date of this Agreement, Wyndham had no shares of Wyndham Common Stock reserved for issuance other than as described above. All such issued and outstanding shares of capital stock of Wyndham are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 6.3 of the Wyndham Disclosure Letter, Wyndham has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Wyndham on any matter. Except for the Existing Wyndham Options (all of which have been issued under the Wyndham Stock Plans), there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Wyndham to issue, transfer or sell any shares of capital stock of Wyndham. Section 6.3 of the Wyndham Disclosure Letter sets forth a full list of the Existing Wyndham Options, including the name of the person to whom such stock options have been granted, the number of shares subject to each option, the per share exercise price for each option and the vesting schedule for each option. Pursuant to the terms of the Wyndham Stock Plans, at the Effective Time, all Existing Wyndham Options will be assumed by Patriot or BMOC in accordance with the provisions of Section 5.2(d). Except as set forth in
Section 6.3 of the Wyndham Disclosure Letter, there are no agreements or understandings to which Wyndham or any Wyndham Subsidiary is a party with respect to the voting of any shares of capital stock of Wyndham or which restrict the transfer of any such shares, nor does Wyndham have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Except as set forth in
Section 6.3 of the Wyndham Disclosure Letter, there are no outstanding contractual obligations of Wyndham or any Wyndham Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of Wyndham or any Wyndham Subsidiary. Except as set forth in Section 6.3 of the Wyndham Disclosure Letter, neither Wyndham nor any Wyndham Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act. After the Effective Time, except to the extent set forth in Section 5.2(d), the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock or other equity interest of Wyndham or the Surviving Corporation pursuant to any Wyndham Stock Plan or any other Wyndham Benefit Plan (as defined in Section 6.14 hereof).

     6.4  Subsidiaries.  Except as set forth in Section 6.4 of the Wyndham
          ------------
Disclosure Letter, Wyndham owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the Wyndham Subsidiaries. Each of the outstanding shares of capital stock in each of the Wyndham Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 6.4 of the Wyndham Disclosure Letter, each of the outstanding shares of capital stock of, or partnership or other equity interests in, each of the Wyndham Subsidiaries is owned, directly or indirectly, by Wyndham free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Wyndham Subsidiary as of the date hereof is set forth in Section 6.4 of the Wyndham Disclosure Letter: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital or partnership or other interests; (iii) the name of each stockholder or owner of a partnership or other equity interest and the number of issued and outstanding shares of capital stock or share capital or percentage ownership for non-corporate entities held by it; and (iv) the name of the general partners, if applicable.

     6.5  Other Interests.  Except as set forth in Sections 6.4 and 6.5 of the
          ---------------
Wyndham Disclosure Letter and except for such Other Interests (as hereinafter defined) of Wyndham or any of the Wyndham Subsidiaries that would not, in the aggregate, be material to Wyndham and the Wyndham Subsidiaries, taken as a whole, neither Wyndham nor any Wyndham Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities) (collectively "Other Interests").

     6.6  No Violation.  Except as set forth in Section 6.6 of the Wyndham
          ------------
Disclosure Letter (copies of which documents, except as set forth in Annex 6.6A, have been reviewed by Patriot), neither the execution and delivery by Wyndham of this Agreement or the Ancillary Agreements nor consummation by Wyndham of the transactions contemplated by this Agreement or the Ancillary Agreements in accordance with their terms hereof, will: (i) conflict with or result in a breach of any provisions of the Wyndham Certificate, the Wyndham Bylaws, or the organizational documents, partnership agreements or joint venture agreements of Wyndham or any Wyndham Subsidiary; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Wyndham or the Wyndham Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement (including, without limitation, any management or franchise agreement) or other instrument, commitment or obligation to which Wyndham or any of the Wyndham Subsidiaries is a party, or by which Wyndham or any of the Wyndham Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, could not reasonably be expected to have a Wyndham Material Adverse Effect; or (iii) other than the filings provided for in Article 1 of this Agreement, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority could not reasonably be expected to have a Wyndham Material Adverse Effect.

     6.7  SEC Documents.  Wyndham has filed all required forms, reports and
          -------------
documents with the Securities and Exchange Commission ("SEC") since the earliest date on which Wyndham became subject to the reporting obligations of Section 13 or 15(d) of the Exchange Act (collectively, the "Wyndham SEC Reports"), all of which were prepared in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the "Securities Laws"). The Wyndham SEC Reports were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by Wyndham under the Securities Laws since the earliest date on which Wyndham became subject to the reporting obligations of Section 13 or 15(d) of the Exchange Act. As of their respective dates, the Wyndham SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Wyndham included in or incorporated by reference into the Wyndham SEC Reports

(including the related notes and schedules) fairly presents the consolidated financial position of Wyndham and the Wyndham Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Wyndham included in or incorporated by reference into the Wyndham SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Wyndham and the Wyndham Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

     6.8  Litigation.  Except as set forth in Section 6.8 of the Wyndham
          ----------
Disclosure Letter, there are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which Wyndham or any Wyndham Subsidiary is a party or by which any of its properties or assets are bound or, to the reasonable best knowledge of Wyndham, to which any of its directors, officers, employees or, agents, in such capacities, is a party or by which any of their properties or assets are bound, and (ii) no actions, suits or proceedings pending against Wyndham or any Wyndham Subsidiary or, to the reasonable best knowledge of Wyndham, against any of its directors, officers, employees or agents, in such capacities, or, to the reasonable best knowledge of Wyndham, threatened against Wyndham or any Wyndham Subsidiary or against any of its directors, officers, employees or agents, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely, individually or in the aggregate, to have a Wyndham Material Adverse Effect.

     6.9  Absence of Certain Changes.  Except as disclosed in the Wyndham SEC
          --------------------------
Reports filed with the SEC prior to the date hereof or as set forth in Section
6.9 of the Wyndham Disclosure Letter or as permitted by Section 8.2, since December 31, 1996, Wyndham and the Wyndham Subsidiaries have conducted their business only in the ordinary course of such business and there has not been:
(i) any Wyndham Material Adverse Effect; (ii) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to the Wyndham Common Stock; (iii) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, guaranty, capital expenditure or transaction (each, a "Commitment") entered into by Wyndham or any of the Wyndham Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Merger and the transactions contemplated hereby and thereby; or (iv) any material change in Wyndham's accounting principles, practices or methods.

     6.10 Taxes.  Except as set forth in Section 6.10 of the Wyndham Disclosure
          -----
Letter and except as would otherwise not be reasonably expected to have a Wyndham Material Adverse Effect (other than with respect to subsection (f) below):

          (a) Wyndham and each of the Wyndham Subsidiaries has paid or caused to be paid all federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and real and personal property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, "Taxes"), owed or accrued by it through the date hereof.

          (b) Wyndham and each of the Wyndham Subsidiaries has timely filed all federal, state, local and foreign tax returns required to be filed by any of them through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period.

          (c) Neither the Internal Revenue Service ("IRS") nor any other governmental authority is now asserting by written notice to Wyndham or any Wyndham Subsidiary or, to the knowledge of Wyndham or the Wyndham Subsidiaries, threatening to assert against Wyndham or any Wyndham Subsidiary any deficiency or claim for additional Taxes. There is no dispute or claim concerning any tax liability of Wyndham or any Wyndham Subsidiary, either claimed or raised by any governmental authority, or as to which any director or officer of Wyndham or any Wyndham Subsidiary has reason to believe may be claimed or raised by any federal or state governmental authority. No claim has ever been made by a taxing authority in a jurisdiction where Wyndham does not file reports and returns that Wyndham is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Wyndham or any Wyndham Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes. Wyndham has never entered into a closing agreement pursuant to Section 7121 of the Code.

          (d) Wyndham has not received written notice of any audit of any tax return filed by Wyndham, and Wyndham has not been notified by any tax authority that any such audit is contemplated or pending. Neither Wyndham nor any of the Wyndham Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes, and no extension of time with respect to any date on which a tax return was or is to be filed by Wyndham is in force. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by Wyndham and each of the Wyndham Subsidiaries and all communications relating thereto have been delivered to Patriot or made available to representatives of Patriot.

          (e) Wyndham and each Wyndham Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

          (f) Wyndham estimates that as of December 31, 1996, the accumulated and current earnings and profits ("E&P") of Wyndham (as determined for federal income tax purposes) was not in excess of $15 million.

     6.11 Books and Records.
          -----------------

          (a) The books of account and other financial records of Wyndham and each of the Wyndham Subsidiaries are true, complete and correct in all material respects, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Wyndham SEC Reports.

          (b) The minute books and other records of Wyndham and each of the Wyndham Subsidiaries have been made available to Patriot, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the Board of Directors of Wyndham and each of the Wyndham Subsidiaries and all actions of the partners of each of the Wyndham Subsidiaries.

     6.12 Properties.  All of the real estate properties owned or leased by
          ----------
Wyndham and each of the Wyndham Subsidiaries are set forth in Section 6.12 of the Wyndham Disclosure Letter. Wyndham has no direct or indirect ownership interest in any real property other than the properties owned by Wyndham and the Wyndham Subsidiaries and set forth in Sections 6.5 and 6.12 of the Wyndham Disclosure Letter. Except as set forth in Section 6.12 of the Wyndham Disclosure Letter, Wyndham and each Wyndham Subsidiary own fee simple or leasehold title (each as indicated in Section 6.12 of the Wyndham Disclosure Letter) to each of the real properties identified in Section 6.12 of the Wyndham Disclosure Letter (the "Wyndham Properties"), free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (collectively, "Encumbrances"). The Wyndham Properties are not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances, Property Restrictions and other matters set forth in Section 6.12 of the Wyndham Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, that do not adversely affect the current use of the property, materially detract from the value of or materially interfere with the present use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title policies, commitments (and the documents listed as exceptions therein), reports, certificates of title, title opinions or current surveys (in each case copies of which title policies, commitments (and the documents listed as exceptions therein), reports and surveys have been delivered or made available to Patriot and are listed in Section 6.12 of the Wyndham Disclosure Letter), and (iv) mechanics', carriers', supplier's workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Wyndham Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Wyndham and the Wyndham Subsidiaries and which have arisen or been incurred only in the ordinary course of business. Except as set forth in Section 6.12 of the Wyndham Disclosure Letter, valid policies of title insurance have been issued insuring Wyndham's or the applicable Wyndham Subsidiary's fee simple (or leasehold to the extent disclosed in Section 6.12 of the Wyndham Disclosure Letter) title to each of the Wyndham Properties in amounts at least equal to the purchase price thereof or, if acquired through merger, the stipulated value thereof, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy and Wyndham has no knowledge of any facts or circumstances which would constitute the basis for such a claim. To the best knowledge of Wyndham, except as set forth in Section 6.12 of the Wyndham Disclosure Letter, (A) no certificate, permit or license from any governmental authority having jurisdiction over any of the Wyndham Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Wyndham Properties as currently operated or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Wyndham Properties (a "REA Agreement") has not been obtained and is not in full force and effect, and there is no pending threat of modification or cancellation of any of same nor is Wyndham nor any Wyndham Subsidiary currently in default under any REA Agreement and the Wyndham Properties are in full compliance with all governmental permits, licenses and certificates, except for such defaults which or where such noncompliance could not reasonably be expected to have a Patriot Material Adverse Effect; (B) no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Wyndham Properties has been issued by any governmental authority;
(C) there are no material structural defects relating to any of the Wyndham Properties; (D) there is no Wyndham Property whose building systems are not in working order in any material respect; (E) there is no physical damage to any Wyndham Property in excess of $20,000 for which there is no insurance in effect (other than reasonable and customary deductibles) covering the full cost of the restoration; and (F) there is no current renovation or restoration or tenant improvements to any Wyndham Property or any portion thereof in process or committed to be performed, the cost of which exceeds $50,000, except in each instance as set forth in Section 6.12 of the Wyndham Disclosure Letter. Except as noted in Section 6.12 of the Wyndham Disclosure Letter, the use and occupancy of each of the Wyndham Properties complies in all material respects with all applicable codes and zoning laws and regulations, and Wyndham has no knowledge of any pending or threatened proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to any of the Wyndham Properties, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such Wyndham Properties. Neither Wyndham nor any of the Wyndham Subsidiaries has received any written notice to the effect that (x) any betterment assessments have been levied against, or any condemnation or rezoning proceedings are pending or threatened with respect to any of the Wyndham Properties or (y) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Wyndham Properties or by the continued maintenance, operation or use of the parking areas. Except as set forth on Schedule 6.12 of the Wyndham Disclosure Letter and except as could otherwise not have a Wyndham Material Adverse Effect, following a casualty, each of the Wyndham Properties could be reconstructed and used for hotel purposes under applicable zoning laws and regulations, except that in certain circumstances such reconstruction would have to comply with the dimensional requirements of applicable zoning laws and regulations in effect at the time of reconstruction. Except as set forth in Sections 6.10 and 6.12 of the Wyndham Disclosure Letter and except as could otherwise not have a Wyndham Material Adverse Effect, there are no outstanding abatement proceedings or appeals with respect to the assessment of any Wyndham Property for the purpose of real property taxes, and there are no agreements with any governmental authority with respect to such assessments or tax rates on any Wyndham Property.

     6.13 Environmental Matters. Wyndham and the Wyndham Subsidiaries are in
          ---------------------
compliance with all Environmental Laws (as defined below), except for any noncompliance that, either singly or in the aggregate, could not have a Wyndham Material Adverse Effect. As used in this Agreement, "Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances and orders that purport to regulate the release of hazardous substances or other materials into the environment, or impose requirements relating to environmental protection. Wyndham has previously made available to Patriot copies of all documents concerning any environmental or health and safety matter adversely affecting Wyndham and copies of environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials (as defined below), spill control plans and material correspondence with any federal, state or local government, court, administrative agency, commission, or other governmental authority, domestic or foreign, regarding the foregoing. As used in this Agreement, "Hazardous Materials" means any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any medical waste, oil or fractions thereof, pollutants or contaminants. Except as set forth in Section 6.13 of the Wyndham Disclosure Letter or disclosed in the Wyndham SEC Reports and except for any matter, which if the outcome were adverse, would not reasonably be expected to have a Wyndham Material Adverse Effect, there is no administrative or judicial enforcement proceeding pending or to the best knowledge of Wyndham, threatened against Wyndham or any Wyndham

Subsidiary under any Environmental Law. Except as set forth in Section 6.13 of the Wyndham Disclosure Letter or disclosed in the Wyndham SEC Reports and except for any matter, which if the outcome were adverse, would not reasonably be expected to have a Wyndham Material Adverse Effect, neither Wyndham nor any Wyndham Subsidiary or, to the best knowledge of Wyndham, any legal predecessor of Wyndham or any Wyndham Subsidiary, has received any written notice that it is potentially responsible under any Environmental Law for response costs or natural resource damages, as those terms are defined under the Environmental Laws, at any location and, to the best knowledge of Wyndham, neither Wyndham nor any Wyndham Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, or any location proposed for inclusion on that list or at any location on any analogous state list. Except as set forth in Section 6.13 of the Wyndham Disclosure Letter, and except for any matter, which if the outcome were adverse, would not reasonably be expected to have a Wyndham Material Adverse Effect, Wyndham has no knowledge of any release on the real property owned or leased by Wyndham or any Wyndham Subsidiary or predecessor entity of Hazardous Materials in a manner that could reasonably be expected to result in an order to perform a response action or in material liability under the Environmental Laws and, to the best knowledge of Wyndham, there is no hazardous waste treatment, storage or disposal facility, and except for the following which, to the best knowledge of Wyndham, would not reasonably be expected to have a Wyndham Material Adverse Effect based on its current condition, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB's, as those terms are defined under the Environmental Laws, located at any of the real property owned or leased by Wyndham or any Wyndham Subsidiary or predecessor entity or facilities utilized by Wyndham or the Wyndham Subsidiaries.

     6.14 Employee Benefit Plans. With respect to all the employee benefit
          ----------------------
plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of Wyndham or any of the Wyndham Subsidiaries (the "Wyndham Benefit Plans"), except as set forth in Section 6.14 of the Wyndham Disclosure Letter or in the Wyndham SEC Reports, (a) each Wyndham Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of such Wyndham Benefit Plan or related trust, (b) each Wyndham Benefit Plan has been operated in all material respects in accordance with the terms and requirements of applicable law and all required returns and filings for each Wyndham Benefit Plan have been timely made, (c) neither Wyndham nor any of the Wyndham Subsidiaries has incurred any direct or indirect material liability under, arising out of or by operation of Title I or Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in connection with any Wyndham Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such material liability, (d) all material contributions due and payable on or before the date hereof in respect of each Wyndham Benefit Plan have been made in full and in proper form, (e) neither Wyndham nor any of the Wyndham Subsidiaries have ever sponsored or been obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), "multiple employer plan" (as defined in Section 413 of the Code) or "defined benefit plan" (as defined in Section 3(35) of ERISA), (f) except as otherwise required under ERISA, the Code and applicable state laws, no

Wyndham Benefit Plan currently or previously maintained by Wyndham or any of its subsidiaries provides any post-retirement health or life insurance benefits, and neither Wyndham nor any of its subsidiaries maintains any obligations to provide post-retirement health or life insurance benefits in the future, (g) all material reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Wyndham Benefit Plan and (h) no benefit or amount payable or which may become payable by Wyndham or any of the Wyndham Subsidiaries pursuant to any Wyndham Benefit Plan, agreement or contract with any employee, shall constitute an "excess parachute payment," within the meaning of Section 280G of the Code, which is or may be subject to the imposition of any excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

     6.15 Labor Matters.  Except as set forth in Section 6.15 of the Wyndham
          -------------
Disclosure Letter, neither Wyndham nor any Wyndham Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Wyndham, threatened against Wyndham or any of the Wyndham Subsidiaries relating to their business, except for any such proceeding which could not reasonably be expected to have a Wyndham Material Adverse Effect. To the knowledge of Wyndham, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Wyndham or any of the Wyndham Subsidiaries.

     6.16 No Brokers.  Neither Wyndham nor any of the Wyndham Subsidiaries has
          ----------
entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or Patriot to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the transactions contemplated hereby, except that Wyndham has retained Smith Barney Inc. ("Smith Barney") as its financial advisor in connection with the transactions contemplated by this Agreement and the Special Committee has retained Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") as its financial advisor in connection with the transactions contemplated by this Agreement. Other than the foregoing arrangements, Patriot's arrangements with PaineWebber Incorporated ("PaineWebber") and Salomon Brothers Inc. ("Salomon Brothers"), and the Crow Family Entities' arrangements with Montgomery Securities, Wyndham is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the transactions contemplated hereby.

     6.17 Opinion of Financial Advisors.  Wyndham has received the oral opinion
          -----------------------------
of Smith Barney to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Wyndham Common Stock. The Special Committee of the Board of Directors of Wyndham has received the oral opinion of Merrill Lynch to the effect that, as of the date hereof, the consideration to be received by the holders of Wyndham

Common Stock (other than the Principal Stockholder) is fair to the holders of Wyndham Common Stock from a financial point of view.

     6.18 Related Party Transactions.  Set forth in the Wyndham SEC Reports
          --------------------------
and/or Section 6.18 of the Wyndham Disclosure Letter is a list of all arrangements, agreements and contracts entered into by Wyndham or any of the Wyndham Subsidiaries (which are or will be in effect as of or after the date of this Agreement) involving payments in excess of $60,000 with (i) any consultant (excluding legal counsel, accountants and financial advisors), or (ii) any person who is an officer, director or affiliate of Wyndham or any of the Wyndham Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or (iii) any person who acquired Wyndham Stock in a private placement. All such documents are listed in Schedule A of Section
6.18 of the Wyndham Disclosure Letter, and the copies of such documents, which, other than as set forth in Annex 6.18 to Section 6.18 of the Wyndham Disclosure Letter, have previously been provided or made available to Patriot and its counsel, are true and correct copies.

     6.19 Contracts and Commitments.
          -------------------------

          (a) Sections 6.5, 6.6, 6.12 and 6.19 of the Wyndham Disclosure Letter sets forth (i) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by (A) mortgages, deeds of trust or other security interests in the Wyndham Properties or personal property of Wyndham or any of the Wyndham Subsidiaries, or (B) any direct or indirect ownership interest in Wyndham or any of the Wyndham Subsidiaries, (ii) each Commitment entered into by Wyndham or any of the Wyndham Subsidiaries other than Commitments entered into with unaffiliated third parties in the ordinary course of operations at Wyndham's individual hotels which may result in total payments by or liability of Wyndham or any Wyndham Subsidiary in excess of $50,000 and
(iii) all material leases and subleases entered into by Wyndham or any of the Wyndham Subsidiaries as lessee or sublessee which may result in total payments or liability in excess of $50,000. Descriptions of the foregoing are listed in Sections 6.5, 6.6, 6.12 and 6.19 of the Wyndham Disclosure Letter, and the copies of such documents, which, other than as set forth in Annex 6.6 to Section
6.6 of the Wyndham Disclosure Letter and Annex 6.19 to Section 6.19 of the Wyndham Disclosure Letter, have previously been provided or made available to Patriot and its counsel, are true and correct. None of Wyndham or any of the Wyndham Subsidiaries has received any written notice of a default that has not been cured under any of the documents described or is in default respecting any payment obligations thereunder beyond any applicable grace periods except where such default could not reasonably be expected to have a Wyndham Material Adverse Effect.

          (b) All joint venture agreements to which Wyndham or any of the Wyndham Subsidiaries is a party are set forth in Sections 6.5, 6.6 and 6.19 of the Wyndham Disclosure Letter and neither Wyndham nor any of the Wyndham Subsidiaries is in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

          (c) Section 6.19 of the Wyndham Disclosure Letter sets forth all of the franchise, management, marketing, affiliation or other agreements or contracts pursuant to which Wyndham or any of the Wyndham Subsidiaries provide franchise, license, sales, marketing, reservation, management or operation services to or for any hotels (collectively, the "Operating Agreements").
Except as expressly set forth in Section 6.19 of the Wyndham Disclosure Letter,
(i) other than as set forth in Annex 6.19 to Section 6.19 of the Wyndham Disclosure Letter, Wyndham has delivered or made available to Patriot and its counsel true, correct and complete copies of all of the Operating Agreements;
(ii) each of the Operating Agreements is legal, valid, binding, enforceable and in full force and effect as to Wyndham and/or the applicable Wyndham Subsidiaries, and, except as could not reasonably be expected to have a Wyndham Material Adverse Effect, will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms after the Closing; (iii) neither Wyndham nor any of the Wyndham Subsidiaries is in breach or default thereof in any material respect; (iv) none of the Operating Agreements have been modified in any material respect, except to the extent disclosed in the documents delivered or made available to Patriot and its counsel; (v) except as set forth in Section 6.4 of the Wyndham Disclosure Letter, neither Wyndham nor any of the Wyndham Subsidiaries have assigned, transferred, conveyed, mortgaged or encumbered any interest in any of the Operating Agreements; (vii) except as could not reasonably be expected to have a Wyndham Material Adverse Effect, neither Wyndham nor any of the Wyndham Subsidiaries have in the past been required, are currently required or anticipate being required to make any payments or loans to any party under any of the Operating Agreements as a result of the failure of a hotel to meet or exceed any performance thresholds or to prevent any other party from exercising a right to terminate any of the Operating Agreements.

     6.20 Disclosure.  The representations, warranties and statements made by
          ----------
Wyndham in this Agreement, the Ancillary Agreements and in the Wyndham Disclosure Letter and in the certificates and other documents expressly identified in this Agreement as having been delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together with each other and the Wyndham SEC Reports, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

     6.21 Definition of Wyndham's Knowledge.  As used in this Agreement, the
          ---------------------------------
phrase "to the knowledge of Wyndham" or "to the best knowledge of Wyndham" or any similar phrase means the actual, not the constructive or imputed, knowledge of those individuals identified in Section 6.21 of the Wyndham Disclosure Letter.


 ARTICLE 7.    REPRESENTATIONS AND WARRANTIES OF PATRIOT

     Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Wyndham, which shall refer to the relevant Sections of this Agreement (the "Patriot Disclosure Letter"), Patriot represents and warrants to Wyndham as follows:

     7.1  Existence; Good Standing; Authority; Compliance With Law.
          --------------------------------------------------------

          (a) Patriot is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. Patriot is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified could not reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Patriot and the Patriot Subsidiaries taken as a whole (a "Patriot Material Adverse Effect"). Patriot has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

          (b) Each of the Patriot Subsidiaries is a corporation or partnership duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing could not reasonably be expected to have a Patriot Material Adverse Effect.

          (c) Neither Patriot nor any Patriot Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Patriot or any Patriot Subsidiary or any of their respective properties or assets is subject, where such violation could have a Patriot Material Adverse Effect. Patriot and the Patriot Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such license, permit or authorization or to take any such action could have a Patriot Material Adverse Effect.

          (d) Copies of the Patriot Certificate, the Patriot Bylaws and the charter documents, bylaws, organizational documents and partnership and joint venture agreements (and in each such case, all amendments thereto) of each of the Patriot Subsidiaries are listed in Section 7.1 of the Patriot Disclosure Letter, and the copies of such documents, which have previously been delivered or made available to Wyndham or its counsel, are true and correct copies. For purposes of this Agreement, the term "Patriot Subsidiary" shall include any of the entities set forth under such heading in Section 7.4 of the Patriot Disclosure Letter.

     7.2  Authorization, Validity and Effect of Agreements.  Each of Patriot and
          ------------------------------------------------
the Patriot Subsidiaries has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and the Ancillary Agreements to which it is a party. The Board of Directors of Patriot has approved this Agreement, the

Merger, the Stock Purchase Agreement, the Pairing Agreement Amendment (as hereinafter defined) and the other Ancillary Agreements to which it is a party and the other transactions contemplated by this Agreement and has resolved to recommend that the holders of Patriot Stock adopt and approve this Agreement, as ratified by New Patriot pursuant to the Patriot Ratification Agreement, the Pairing Agreement Amendment and, if stockholder approval of the Stock Purchase Agreement is required by applicable law or the rules of the NYSE, the Stock Purchase Agreement, at the stockholders' meeting of Patriot which will be held in accordance with the provisions of Section 8.3 hereof. As of the date hereof, all of the directors and executive officers of Patriot have indicated that they presently intend to vote all shares of Patriot Stock which they will own following consummation of the Business Combination to approve this Agreement, as ratified by New Patriot pursuant to the Patriot Ratification Agreement, the Pairing Agreement Amendment and, if stockholder approval of the Stock Purchase Agreement is required by applicable law or the rules of the NYSE, the Stock Purchase Agreement, at the Patriot stockholders' meeting which will be held in accordance with the provisions of Section 8.3. Except as set forth in Section
7.2 of the Patriot Disclosure Letter, the execution by Patriot of this Agreement, the Ancillary Agreements and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all requisite corporate action on the part of Patriot. This Agreement constitutes, and the Ancillary Agreements to which it will become a party (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Patriot, enforceable against Patriot in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     7.3  Capitalization.  The authorized capital stock of Patriot consists of
          --------------
200,000,000 shares of Patriot Stock, and 20,000,000 shares of preferred stock, no par value ("Patriot Preferred Stock"). As of the date hereof, Patriot has 43,613,496 shares of Patriot Stock and no shares of Patriot Preferred Stock issued and outstanding. Patriot has reserved for issuance only the following shares of Patriot Stock: (i) 8,962,418 shares of Patriot Stock to be issued upon the conversion of units of limited partnership interests in Patriot OP, and (ii) 5,000,000 shares, 300,000 shares and 860,000 shares of Patriot Stock to be issued pursuant to Patriot's 1995 Incentive Plan, Patriot's Non-Employee Directors' Incentive Plan (collectively, the "Patriot Stock Plans"), and grants made outside of such plans, respectively (collectively, the "Existing Patriot Options"). All such issued and outstanding shares of Patriot Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Patriot has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Patriot on any matter. Except as set forth in Section 7.3 of the Patriot Disclosure Letter and except for the Existing Patriot Options, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Patriot to issue, transfer or sell any shares of Patriot Stock. Except as set forth in Section 7.3 of the Patriot Disclosure Letter, there are no agreements or understandings to which Patriot or any Patriot Subsidiary is a party with respect to the voting of any shares of Patriot Stock or which restrict the transfer of any such shares, nor does Patriot have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares. Except as set forth in Section 7.3 of the Patriot Disclosure Letter, there are no outstanding material contractual obligations of Patriot or any Patriot Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of Patriot or any Patriot Subsidiary. Except as set forth in Section 7.3 of the Patriot Disclosure Letter, neither Patriot nor any Patriot Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

     7.4  Subsidiaries.  Except as set forth in Section 7.4 of the Patriot
          ------------
Disclosure Letter, Patriot owns all of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the Patriot Subsidiaries. All of the outstanding shares of capital stock of each of the Patriot Subsidiaries having corporate form are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 7.4 of the Patriot Disclosure Letter, each of the outstanding shares of capital stock of, or partnership or other equity interests in, each of the Patriot Subsidiaries is owned, directly or indirectly, by Patriot free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information as of the date hereof is set forth in Section 7.4 of the Patriot Disclosure Letter for each Patriot Subsidiary: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital or partnership or other interests; (iii) the name of each stockholder or owner of a partnership or other equity interest and the number of issued and outstanding shares of capital stock or share capital or percentage ownership for non-corporate entities held by it; and (iv) the name of the general partners, if applicable. Except as set forth in Section 7.4 of the Patriot Disclosure Letter, neither Patriot nor any Patriot Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities).

     7.5  No Violation.  Except as set forth in Section 7.5 of the Patriot
          ------------
Disclosure Letter, neither the execution and delivery by Patriot of this Agreement or the Ancillary Agreements nor consummation by Patriot of the transactions contemplated by this Agreement or the Ancillary Agreements in accordance with their terms, will: (i) conflict with or result in a breach of any provisions of the Patriot Certificate, the Surviving Corporation Certificate, the Patriot Bylaws, or the Surviving Corporation Bylaws, or the organizational documents, partnership agreements or joint venture agreements of Patriot or any Patriot Subsidiary; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Patriot Stock Plans, or any grant or award under any of the foregoing; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Patriot or any of the Patriot Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Patriot or any of the Patriot Subsidiaries is a party, or by which Patriot or any of the Patriot Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, could not reasonably be expected to have a Patriot Material Adverse Effect; or (iv) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority could not reasonably be expected to have a Patriot Material Adverse Effect.

     7.6  SEC Documents. Patriot has filed all required forms, reports and
          -------------
documents with the SEC since December 31, 1995 (collectively, the "Patriot SEC Reports") all of which were prepared in accordance with the applicable requirements of the Securities Laws. The Patriot SEC Reports were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by Patriot since December 31, 1995 under the Securities Laws. As of their respective dates, the Patriot SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Patriot included in or incorporated by reference into the Patriot SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of Patriot and the Patriot Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Patriot included in or incorporated by reference into the Patriot SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Patriot and the Patriot Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

     7.7  Litigation.  There are (i) no continuing orders, injunctions or
          ----------
decrees of any court, arbitrator or governmental authority to which Patriot or any Patriot Subsidiary is a party or by which any of its properties or assets are bound or, to the reasonable best knowledge of Patriot, to which any of its directors, officers, employees or agents, in such capacities, is a party or by which any of their properties or assets are bound, and (ii) no actions, suits or proceedings pending against Patriot or any Patriot Subsidiary or, to the reasonable best knowledge of Patriot, against any of its directors, officers, employees or agents or, to the reasonable best knowledge of Patriot, threatened against Patriot or any Patriot Subsidiary or against any of its directors, officers, employees or agents, in such capacities, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely, individually or in the aggregate, to have a Patriot Material Adverse Effect.

     7.8  Absence of Certain Changes.  Except as disclosed in the Patriot SEC
          --------------------------
Reports filed with the SEC prior to the date hereof, since December 31, 1996 and except as set forth in Section 7.8 of the Patriot Disclosure Letter or as permitted by Section 8.2, Patriot and the Patriot Subsidiaries have conducted their business only in the ordinary course of such business and there has not been (i) any Patriot Material Adverse Effect; (ii) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to the Patriot Stock, except dividends of $0.2625 per share to be paid on April 30, 1997; or (iii) any material change in Patriot's accounting principles, practices or methods.

     7.9  Taxes.  Except as set forth in Section 7.9 of the Patriot Disclosure
          -----
Letter and except as would otherwise not be reasonably expected to have a Patriot Material Adverse Effect:

          (a) Patriot and each of the Patriot Subsidiaries has paid or caused to be paid Taxes, owed or accrued by it through the date hereof.

          (b) Patriot and each of the Patriot Subsidiaries has timely filed all federal, state, local and foreign tax returns required to be filed by any of them through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period.

          (c) Neither the IRS nor any other governmental authority is now asserting by written notice to Patriot or any Patriot Subsidiary or, to the knowledge of Patriot or the Patriot Subsidiaries, threatening to assert against Patriot any deficiency or claim for additional Taxes. There is no dispute or claim concerning any tax liability of Patriot, either claimed or raised by any governmental authority, or as to which any director or officer of Patriot has reason to believe may be claimed or raised by any governmental authority. No claim has ever been made by a taxing authority in a jurisdiction where Patriot does not file reports and returns that Patriot is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Patriot or any Patriot Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes. Patriot has never entered into a closing agreement pursuant to Section 7121 of the Code.

          (d) Patriot has not received written notice of any audit of any tax return filed by Patriot, no such audit is in progress, and Patriot has not been notified by any tax authority that any such audit is contemplated or pending. Neither Patriot nor any of the Patriot Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes, and no extension of time with respect to any date on which a tax return was or is to be filed by Patriot is in force. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by Patriot and each of the Patriot Subsidiaries and all communications relating thereto have been delivered to Wyndham or made available to representatives of Wyndham.

          (e) Patriot and each Patriot Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

          (f) Each of the corporate Patriot Subsidiaries of which all the outstanding capital stock is owned solely by Patriot is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code.

          (g) Patriot has qualified, and shall be qualified through the date of consummation of the Business Combination, to be treated as a REIT within the meaning of Sections 856-860 of the Code, including, without limitation, the requirements of Sections 856 and 857 of the Code, for all applicable tax years to which Patriot's federal income tax returns are subject to audit and Patriot is subject to assessment for taxes reportable therein.

          (h) Assuming the accuracy of the representations made by CJC in Sections 9.10 and 9.11 of the Business Combination Agreement and the representations made by BMOC in Section 8.8 of the Business Combination Agreement, the consummation of the Business Combination and the Merger would not, if consummated as of the date of this Agreement, with the Merger immediately following the Business Combination, cause CJC to lose its exemption from the application of Section 269B(a)(3) of the Code pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984 (the "Deficit Act"). As of the date hereof, Patriot has no knowledge, without independent inquiry, of any facts indicating that the foregoing representations made by CJC and BMOC are inaccurate.

     7.10 Books and Records.
          -----------------

          (a) The books of account and other financial records of Patriot and each of the Patriot Subsidiaries are true, complete and correct in all material respects, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Patriot SEC Reports.

          (b) The minute books and other records of Patriot and each of the Patriot Subsidiaries have been made available to Wyndham, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Board of Directors of Patriot and each of the Patriot Subsidiaries.

     7.11 Properties.  All of the real estate properties owned or leased by
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Patriot and each of the Patriot Subsidiaries are set forth in Section 7.11 of the Patriot Disclosure Letter. Except as set forth in Section 7.11 of the Patriot Disclosure Letter, Patriot owns fee simple or leasehold title (each as indicated in Section 7.11 of the Patriot Disclosure Letter) to each of the real properties identified in Section 7.11 of the Patriot Disclosure Letter (the "Patriot Properties"), free and clear of Encumbrances, and except as set forth in Section 7.11 of the Patriot Disclosure Letter, there are no Encumbrances which affect such properties. The Patriot Properties (specifically including the leasehold interest therein granted to a tenant) are not subject to any Property Restrictions, except for (i) Encumbrances and Property Restrictions and other matters set forth in Section 7.11 of the Patriot Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not adversely affect the current use of the property, materially detract from the value or materially interfere with the present use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title policies, commitments (and the documents listed as exceptions therein), reports or current surveys (in each case, except as provided in Section 7.11 of the Patriot Disclosure Letter, copies of which title policies, commitments (and the documents listed as exceptions therein), reports and surveys have been delivered or made available to Wyndham and are listed in Section 7.11 of the Patriot Disclosure Letter), and (iv) mechanics', carriers', supplier's, workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Patriot Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Patriot, or its tenant, and the Patriot Subsidiaries and which have arisen or been incurred only in the ordinary course of business. Such Encumbrances and Property Restrictions described in Section
7.11 of the Patriot Disclosure Letter are not convertible into shares of capital stock of Patriot or any Patriot Subsidiary nor does Patriot or any Patriot Subsidiary hold a participating interest therein. Valid policies of title insurance have been issued insuring Patriot's the fee simple title (or, to the extent disclosed in Section 7.11 of the Patriot Disclosure Letter, the leasehold estate) in the Patriot Properties and Patriot is the named insured in such title insurance policies. Such policies are maintained with respect to each of the Patriot Properties in an amount of (i) the cost of acquisition of such property (or, if acquired through merger, the stipulated value thereof) or (ii) the cost of construction by Patriot and the Patriot Subsidiaries of the improvements located on such property (measured at the time of such construction), except, in each case, (x) as listed in Section 7.11 of the Patriot Disclosure Letter or (y) where the failure to maintain such title insurance could not have a Patriot Material Adverse Effect. Such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy and Patriot has no knowledge of any facts or circumstances which would constitute a basis for such a claim. To the best knowledge of Patriot, (i) no certificate, permit or license from any governmental authority having jurisdiction over any of the Patriot Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Patriot Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Patriot Properties has not been obtained and is not in full force and effect, and there is no pending threat of modification or cancellation of any of same; (ii) no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Patriot Properties has been issued by any governmental authority; (iii) there are no structural defects relating to any of the Patriot Properties; (iv) there is no Patriot Property whose building systems are not in working order in any material respect; (v) there is no physical damage to any Patriot Property in excess of $20,000 for which there is no insurance in effect (other than reasonable and customary deductibles) covering the full cost of the restoration; and (vi) there is no current renovation or restoration to any Patriot Property, the cost of which exceeds $50,000, except in each instance as set forth in Section 7.11 of the Patriot Disclosure Letter. Except as noted in Section 7.11 of the Patriot Disclosure Letter, Patriot and the Patriot Subsidiaries have valid and subsisting leases for all leased Patriot Properties, the use and occupancy of each of the Patriot Properties complies in all material respects with all applicable codes and zoning laws and regulations, and Patriot has no knowledge of any pending or threatened proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to any of the Patriot Properties, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such Patriot Properties. Neither Patriot nor any of the Patriot Subsidiaries has received any written notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Patriot Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Patriot Properties or by the continued maintenance, operation or use of the parking areas. Except as set forth on
Schedule 7.11 of the Patriot Disclosure Letter and except as could otherwise not have a Patriot Material Adverse Effect, following a casualty, each of the Patriot Properties could be reconstructed and used for hotel purposes under applicable zoning laws and regulations, except that in certain circumstances such reconstruction would have to comply with the dimensional requirements of applicable zoning laws and regulations in effect at the time of reconstruction. Except as set forth in Sections 7.9 and 7.11 of the Patriot Disclosure Letter and except as could otherwise not have a Patriot Material Adverse Effect, there are no outstanding abatement proceedings or appeals with respect to the assessment of any Patriot Property for the purpose of real property taxes, and there are no agreements with any governmental authority with respect to such assessments or tax rates on any Patriot Property.

     7.12 Environmental Matters. Patriot and the Patriot Subsidiaries are in
          ---------------------
compliance with all Environmental Laws, except for any noncompliance that, either singly or in the aggregate, could not have a Patriot Material Adverse Effect. Except as set forth in Section 7.12 of the Patriot Disclosure Letter, Patriot has previously made available to Wyndham copies of all documents concerning any environmental or health and safety matter adversely affecting Patriot and copies of environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and material correspondence with any federal, state or local government, court, administrative agency, commission, or other governmental authority, domestic or foreign, regarding the foregoing. Except as set forth in
Section 7.12 of the Patriot Disclosure Letter or disclosed in the Patriot SEC Reports and except for any matter, which if the outcome were adverse, would not reasonably be expected to have a Patriot Material Adverse Effect, there is no administrative or judicial enforcement proceeding pending or to the best knowledge of Patriot, threatened against Patriot or any Patriot Subsidiary under any Environmental Law. Except as set forth in Section 7.12 of the Patriot Disclosure Letter or disclosed in the Patriot SEC Reports and except for any matter, which if the outcome were adverse, would not reasonably be expected to have a Patriot Material Adverse Effect, neither Patriot nor any Patriot Subsidiary or, to the best knowledge of Patriot, any legal predecessor of Patriot or any Patriot Subsidiary, has received any written notice that it is potentially responsible under any Environmental Law for response costs or natural resource damages, as those terms are defined under the Environmental Laws, at any location and, to the best knowledge of Patriot, neither Patriot nor any Patriot Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, or any location proposed for inclusion on that list or at any location on any analogous state list. Except as set forth in Section 7.12 of the Patriot Disclosure Letter, and except for any matter, which if the outcome were adverse, would not reasonably be expected to have a Patriot Material Adverse Effect, Patriot has no knowledge of any release on the real property owned or leased by Patriot or any Patriot Subsidiary or predecessor entity of Hazardous Materials in a manner that could reasonably be expected to result in an order to perform a response action or in material liability under the Environmental Laws and, to the best knowledge of Patriot, there is no hazardous waste treatment, storage or disposal facility, and except for the following which, to the best knowledge of Patriot, would not reasonably be expected to have Patriot Material Adverse Effect based on its current condition, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB's, as those terms are defined under the Environmental Laws, located at any of the real property owned or leased by Patriot or any Patriot Subsidiary or predecessor entity or facilities utilized by Patriot or the Patriot Subsidiaries.

     7.13 Employee Benefit Plans.  With respect to all the employee benefit
          ----------------------
plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of Patriot or any of its subsidiaries (the "Patriot Benefit Plans"), except as set forth in Section 7.13 of the Patriot Disclosure Letter or in the Patriot SEC Reports, (a) each Patriot Benefit Plan has been operated in all material respects in accordance with the terms and requirements of applicable law and all required returns and filings for each Patriot Benefit Plan have been timely made, (b) neither Patriot nor any of the Patriot Subsidiaries has incurred any direct or indirect material liability under, arising out of or by operation of Title I or Title IV of ERISA, in connection with any Patriot Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such material liability, (c) all material contributions due and payable on or before the date hereof in respect of each Patriot Benefit Plan have been made in full and in proper form, (d) neither Patriot nor any of the Patriot Subsidiaries have ever sponsored or been obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), "multiple employer plan" (as defined in Section 413 of the Code) or "pension plan" (as defined in Section 3(2) of ERISA), (e) except as otherwise required under ERISA, the Code and applicable state laws, no Patriot Benefit Plan currently or previously maintained by Patriot or any of the Patriot Subsidiaries provides any post-retirement health or life insurance benefits, and neither Patriot nor any of the Patriot Subsidiaries maintains any obligations to provide post-retirement health or life insurance benefits in the future, (f) all material reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Patriot Benefit Plan and (g) no benefit or amount payable or which may become payable by Patriot or any of the Patriot Subsidiaries pursuant to any Patriot Benefit Plan, agreement or contract with any employee in connection with the Merger, shall constitute an "excess parachute payment," within the meaning of
Section 280G of the Code, which is or may be subject to the imposition of any excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

     7.14 Labor Matters.  Except as set forth in Section 7.14 of the Patriot
          -------------
Disclosure Letter, neither Patriot nor any Patriot Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Patriot, threatened against Patriot or any of the Patriot Subsidiaries relating to their business, except for any such proceeding which could not reasonably be expected to have a Patriot Material Adverse Effect. To the knowledge of Patriot, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Patriot or any of the Patriot Subsidiaries.

     7.15 No Brokers.  Neither Patriot nor any of the Patriot Subsidiaries has
          ----------
entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or Wyndham to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the transactions contemplated hereby, except that Patriot has retained PaineWebber and Salomon Brothers as its financial advisors in connection with the transactions contemplated by this Agreement. Other than the foregoing arrangements, Wyndham's arrangements with Smith Barney, the arrangement of the Special Committee with Merrill Lynch, and the Crow Family Entities' arrangements with Montgomery Securities, Patriot is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the transactions contemplated hereby.

     7.16 Opinion of Financial Advisor.  Patriot has received the opinion of
          ----------------------------
PaineWebber to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Patriot Stock from a financial point of view.

     7.17 Wyndham Stock Ownership.  Neither Patriot nor any of the Patriot
          -----------------------
Subsidiaries owns any shares of capital stock of Wyndham or other securities convertible into capital stock of Wyndham.

      7.18 Related Party Transactions.  Set forth in the Patriot SEC Reports
           --------------------------
and/or Section 7.18 of the Patriot Disclosure Letter is a list of all arrangements, agreements and contracts entered into by Patriot or any of the Patriot Subsidiaries (which are or will be in effect as of or after the date of this Agreement) involving payments in excess of $60,000 with (i) any consultant (excluding legal counsel, accountants and financial advisors), (ii) any person who is an officer, director or affiliate of Patriot or any of the Patriot Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or (iii) any person who acquired Patriot Stock in a private placement. All such documents are listed in Section 7.18 of the Patriot Disclosure Letter and the copies of such documents, which have previously been provided or made available to Wyndham and its counsel, are true and correct.

      7.19 Contracts and Commitments.
           -------------------------

           (a) Sections 7.5 and 7.19 of the Patriot Disclosure Letter sets forth
(i) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Patriot Properties or personal property of Patriot and each of the Patriot Subsidiaries, (ii) each Commitment entered into by Patriot or any of the Patriot Subsidiaries which may result in total payments or liability in excess of $50,000, and (iii) all leases and subleases entered into by Patriot or any of the Patriot Subsidiaries, as lessor or sublessor which may result in total payments or liability in excess of $50,000. Descriptions of the foregoing are listed in Sections 7.5 and 7.19 of the Patriot Disclosure Letter and the copies of such documents, which have previously been provided or made available to Wyndham and its counsel, are true and correct copies. None of Patriot or any of the Patriot Subsidiaries has received any written notice of a default that has not been cured under any of the documents described above or is in default respecting any payment obligations thereunder beyond any applicable grace periods, except where such default could not reasonably be expected to have a Patriot Material Adverse Effect.

           (b) All joint venture agreements to which Patriot or any of the Patriot Subsidiaries is a party are set forth in Sections 7.5 and 7.19 of the Patriot Disclosure Letter and neither Patriot nor any of the Patriot Subsidiaries is in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

      7.20 Patriot Stock.  The Patriot Stock to be issued in connection with the
           -------------
Merger and this Agreement, when issued in accordance with the terms of this Agreement, will have been duly and validly authorized by all necessary corporate action on the part of Patriot. The Patriot Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

      7.21 Disclosure.  The representations, warranties and statements made by
           ----------
Patriot in this Agreement, the Ancillary Agreements and in the Patriot Disclosure Letter and in the certificates and other documents expressly identified in this Agreement as having been delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together with each other and the Patriot SEC Reports, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

      7.22 Definition of Patriot's Knowledge.  As used in this Agreement, the
           ---------------------------------
phrase "to the knowledge of Patriot" or "to the best knowledge of Patriot" or any similar phrase means the actual knowledge of those individuals identified in
Section 7.22 of the Patriot Disclosure Letter.


 ARTICLE 8.    COVENANTS

      8.1  Acquisition Proposals.
           ---------------------

           (a) Wyndham represents and warrants that it has terminated any discussions or negotiations relating to, or that may reasonably be expected to lead to, any Acquisition Proposal (as defined below). From and after the date hereof until the termination of this Agreement, Wyndham shall not, nor shall it permit any of the Wyndham Subsidiaries to, nor shall it authorize or permit any officer, director, employee, agent, advisor or representative of, Wyndham or any of the Wyndham Subsidiaries to, directly or indirectly (i) solicit, initiate or encourage the submission of, any inquiries, proposals or offers from any person relating to an Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) enter into, engage in, or participate or continue in, any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, Wyndham may (A) furnish information to, or participate in discussions or negotiations with, any person or entity that makes or expresses a bona fide intention to make an unsolicited proposal to acquire Wyndham and/or any of the Wyndham Subsidiaries pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction if the Board of Directors of Wyndham determines, based on the advice of its outside legal counsel (the "Wyndham Legal Counsel"), that such action is necessary in order to comply with the directors' fiduciary duties to the stockholders of Wyndham under applicable law; provided, however, that prior to Wyndham's furnishing such information or participating in such discussions or negotiations, such person or entity shall have executed a confidentiality and standstill agreement with Wyndham having terms substantially similar to those contained in that certain letter agreement dated January 27, 1997 (the "Patriot Confidentiality Agreement") between Patriot and Wyndham relating to the provision of Evaluation Material (as defined in the Patriot Confidentiality Agreement) by Wyndham to Patriot and (B) comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to an Acquisition Proposal.

           (b) As used herein, the term "Acquisition Proposal" shall mean any proposed or actual (i) merger, consolidation or similar transaction involving Wyndham, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of Wyndham or the Wyndham Subsidiaries representing 15% or more of the consolidated assets of Wyndham and the Wyndham Subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of Wyndham, (iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of Wyndham Common Stock, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to Wyndham or any of the Wyndham Subsidiaries, or
(vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Merger and the transactions contemplated thereby.

           (c) Unless the Board of Directors of Wyndham determines in good faith, after receiving advice of Wyndham Legal Counsel, that doing so would reasonably be expected to be a breach of the directors' fiduciary duties under applicable law, Wyndham promptly shall advise Patriot orally and in writing of any Acquisition Proposal or any inquiry regarding any Acquisition Proposal and the identity of the person making such Acquisition Proposal or inquiry.

      8.2  Conduct of Businesses.
           ---------------------

           (a) General.  Prior to the Effective Time, except as specifically
               -------
permitted by this Agreement, unless the other party has consented in writing thereto, Patriot and Wyndham and, following the Business Combination, BMOC:

               (i) Shall use their reasonable best efforts, and shall cause each of their respective Subsidiaries to use their reasonable best efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and material employees;

               (ii) Shall, subject to Section 8.1 and this Section 8.2, confer on a regular basis with one or more representatives of the other to report on material operational matters and any proposals to engage in material transactions;

               (iii) Shall, subject to Section 8.1 and this Section 8.2, promptly notify the other of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of their businesses or in the operation of their properties (including, in the case of Wyndham and the Wyndham Subsidiaries, properties under management by Wyndham or any of the Wyndham

Subsidiaries), any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein; and

               (iv) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed by or with respect to it with the SEC subsequent to the date of this Agreement.

           (b) Conduct by Wyndham.  Prior to the Effective Time, unless Patriot
               ------------------
has consented in writing thereto or unless otherwise specifically permitted by this Agreement, but in any event subject to Section 8.2(f), Wyndham:

               (i) Shall, and shall cause each Wyndham Subsidiary to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, subject to clauses
     (ii)-(x) below;

               (ii) Shall not, and shall cause each Wyndham Subsidiary not to, acquire, enter into an option to acquire or exercise an option or contract to acquire additional real property or interests therein, incur or guarantee additional indebtedness, encumber assets or commence or guarantee construction of, or enter into any agreement or commitment to develop or construct or guarantee, other real estate projects, except that Wyndham may incur additional indebtedness under its revolving credit facility as in effect on the date hereof in an aggregate amount of $50,000,000 and except for those Commitments set forth in Section 6.19 of the Wyndham Disclosure Letter;

               (iii) Shall not amend the Wyndham Certificate or the Wyndham Bylaws, and shall cause each Wyndham Subsidiary not to amend its charter, bylaws, joint venture documents, partnership agreements or equivalent documents;

               (iv) Shall not (A) issue any shares of its capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, except pursuant to the Existing Wyndham Options, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, (C) increase any compensation, other than in the ordinary course of business consistent with past practice, or enter into or amend any employment agreement with any of its present or future officers or directors, or (D) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any Wyndham Employee Benefit plan in any material respect, except for changes which are not more favorable to participants in such plans;

               (v) Shall not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, or (B) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with the Wyndham Stock Plans, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of the Wyndham Subsidiaries, or make any commitment for any such action;

               (vi) Except pursuant to Commitments set forth in Section 6.19 of the Wyndham Disclosure Letter, shall not, and shall not permit any of the Wyndham Subsidiaries to, sell, lease or otherwise dispose of (A) any Wyndham Properties or any portion thereof or any of the capital stock of or partnership or other interests in any of the Wyndham Subsidiaries or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

               (vii) Except pursuant to Commitments set forth in Section 6.19 of the Wyndham Disclosure Letter and except to the extent permitted by
     Section 8.2(f), shall not, and shall not permit any of the Wyndham Subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other person (except Wyndham or a wholly-owned Wyndham Subsidiary);

               (viii) Shall not, and shall not permit any of the Wyndham Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Wyndham included in the Wyndham SEC Reports or incurred in the ordinary course of business consistent with past practice or pursuant to Commitments set forth in Section 6.19 of the Wyndham Disclosure Letter or entered into in accordance with this Agreement;

               (ix) Shall not, and shall not permit any of the Wyndham Subsidiaries to, enter into any Commitment which may result in total payments or liability by it in excess of $100,000 per year (provided, however, that nothing contained in this clause (ix) shall permit Wyndham or any Wyndham Subsidiary to take any action prohibited by the other provisions of this Section 8.2), other than Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the transactions contemplated by this Agreement; and

               (x) Shall not, and shall not permit any of the Wyndham Subsidiaries to, enter into any material Commitment with any officer, director, consultant or affiliate of Wyndham or any of the Wyndham Subsidiaries.

           (c) Garden Club Transaction.  Notwithstanding any other provisions to
               -----------------------
the contrary contained in this Agreement, including, without limitation, Section 8.2(b), Wyndham or any Wyndham Subsidiary may enter into an agreement regarding, and consummate, an acquisition transaction or business combination involving the businesses and/or assets set forth on Section 8.2(c) of the Wyndham Disclosure Letter.

           (d)  Conduct by Patriot and BMOC.
                ---------------------------

               (i) Prior to the Effective Time, unless Wyndham has consented in writing thereto or unless otherwise specifically permitted by this Agreement, neither Patriot nor, following consummation of the Business Combination, BMOC, shall (A) directly or indirectly through a Patriot Subsidiary or a BMOC Subsidiary, merge or consolidate with, or acquire all or substantially all of the assets, or beneficial ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests, of any person or entity, or (B) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of capital stock of Patriot or BMOC, as the case may be, except quarterly cash dividends not exceeding $50,000,000 in addition to (1) dividends, distributions or payments to the extent required in order for Patriot to maintain Patriot's REIT status under the Code or avoid the imposition of any income or excise tax, or (2) dividends payable to the stockholders of CJC, or (C) except in connection with the use of shares of capital stock (x) to pay the exercise price or tax withholding in connection with any of its existing stock plans or (y) in connection with the redemption, exercise, exchange or conversion of partnership units of Patriot OP or BMOC OP, directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock of Patriot or BMOC, as the case may be, or capital stock or equity interests of any of the Patriot Subsidiaries or BMOC Subsidiaries, or make any commitment for any such action, or (D) issue any shares of Patriot Stock (or, following consummation of the Business Combination, Paired Shares of Patriot Stock and BMOC Stock) or grant, confer or award any option, warrant, conversion right or other right not existing on the date of this Agreement to acquire any shares of Patriot Stock (or, following consummation of the Business Combination, Paired Shares of Patriot Stock and BMOC Stock), except (1) pursuant to the Patriot Stock Plans or other stock option, stock benefit or stock purchase plan of Patriot or BMOC from time to time in effect, (2) in connection with any transaction otherwise permitted by the terms of this Agreement, and (3) pursuant to the offer and sale from time to time of shares of Patriot Stock (or, following consummation of the Business Combination, Paired Shares of Patriot Stock and BMOC Stock) or options, warrants, conversion rights or other rights having an offering price of not more than $500,000,000 in the aggregate.

               (ii) Notwithstanding any other provisions to the contrary contained in this Agreement, prior to the Effective Time, Patriot, Patriot OP, BMOC and/or BMOC OP may enter into an agreement regarding, and consummate, an acquisition transaction or business combination involving the businesses and/or assets set forth in Section 8.2(d)(ii) of the Patriot Disclosure Letter (A) under the heading "Sombrero Portfolio" and (B) under the heading "Rock General Account Unencumbered Assets."

               (iii) The outstanding Indebtedness (as hereinafter defined) of Patriot, the Patriot Subsidiaries, BMOC and the BMOC Subsidiaries shall not at any time prior to the Effective Time exceed $1,250,000,000 in the aggregate. For purposes of this Section 8.2(d)(iii), "Indebtedness" means, with respect to any person, all obligations of such person for borrowed money plus all obligations of such person under any purchase money mortgages plus any note or bond issued by such person. Notwithstanding the foregoing, the outstanding Indebtedness of any of Patriot, the Patriot Subsidiaries, BMOC or the BMOC Subsidiaries prior to the Effective Time may exceed $1,250,000,000 in the aggregate if and to the extent the Interim Transactions Committee (as hereinafter defined) so approves.

               (iv) Except as otherwise provided in this Section 8.2(d), subject to the provisions of Sections 8.2(e) and 8.2(f) and without limiting any of the other rights of Patriot set forth herein or otherwise, prior to the Effective Time, Patriot and the Patriot Subsidiaries may enter into leases with respect to all or any portion of the Patriot Properties, acquire, lease, enter into an option to acquire, lease or exercise an option or contract to acquire, or enter into or invest in a joint venture or otherwise make an investment in, additional real property, incur additional indebtedness, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, other real estate projects.

               (v) Without the prior written approval of Wyndham, neither Patriot (nor, following consummation of the Business Combination, BMOC) shall, prior to the Effective Time, directly or indirectly, through a Patriot Subsidiary or a BMOC Subsidiary, (i) enter into or participate in active negotiations with any third party which would reasonably be expected to lead to the acquisition by Patriot, BMOC, a Patriot Subsidiary or a BMOC Subsidiary, of any other brand name that would be competitive with Wyndham's brand (a "Competitive Brand"), or (ii) enter into any agreement with respect to the acquisition by Patriot, BMOC, a Patriot Subsidiary or a BMOC Subsidiary, of a Competitive Brand. Notwithstanding the preceding sentence, Patriot, BMOC, a Patriot Subsidiary or a BMOC Subsidiary, may, without the prior written approval of Wyndham, take any other actions not inconsistent with the foregoing, including, without limitation, responding to unsolicited inquiries from third parties concerning the acquisition by Patriot, BMOC, a Patriot Subsidiary or a BMOC Subsidiary, of a Competitive Brand, but shall promptly advise Wyndham of any such unsolicited inquiries.

           (e) Liberty Portfolio.  Notwithstanding any other provision to the
               -----------------
contrary contained in this Agreement, prior to the Effective Time, Patriot and/or Patriot OP or any of the Patriot Subsidiaries may make an investment in all or any portion of the commercial real estate assets set forth in Section 8.2(e) of the Patriot Disclosure Letter (the "Liberty Portfolio") that does not
(A) exceed $220,000,000 in the aggregate or (B) result in Patriot having to consolidate the accounts of the Liberty Portfolio within the accounts of Patriot (a "Liberty Consolidation"). Patriot may make additional investments in the Liberty Portfolio in excess of $220,000,000 or take any action that would result in a Liberty Consolidation (an "Additional Liberty Investment") only in accordance with the following provisions of this Section 8.2(e).

     Prior to the Effective Time, Patriot shall promptly notify Wyndham of any determination by the Board of Directors of Patriot or any Patriot Subsidiary, or by the Board of Directors of BMOC or any BMOC Subsidiary, which determination shall require the unanimous approval of the Board of Directors of Patriot or BMOC, as the case may be, to enter into an agreement, arrangement or understanding, or take any other action, pursuant to which Patriot, such Patriot Subsidiary, or BMOC or such BMOC Subsidiary, would, upon consummation thereof, make an Additional Liberty Investment, which notice shall include a reasonably detailed description of the proposed Additional Liberty Investment, and Patriot or such Patriot Subsidiary, or BMOC or such BMOC Subsidiary, shall not enter into any such agreement, arrangement or understanding, or take any such other action, at any time prior to the date which is fifteen business days immediately following the date of such notice (the "Wyndham Notice Period"), unless Patriot or BMOC, as the case may be, has received the prior written consent of Wyndham. Upon expiration of the Wyndham Notice Period, (i) if Wyndham shall not have previously provided to Patriot or BMOC, as the case may be, written notice of Wyndham's desire to terminate this Agreement pursuant to Section 10.1(m) (the "Wyndham Termination Notice"), Patriot or such Patriot Subsidiary, or BMOC or such BMOC' Subsidiary, may proceed with such Additional Liberty Investment, Wyndham shall be deemed to have consented thereto for purposes of this Agreement, and this Agreement shall remain in full force and effect, or (ii) if Wyndham shall have previously provided to Patriot or BMOC, as the case may be, the Wyndham Termination Notice, the parties shall nevertheless proceed with the Merger in accordance with and subject to the terms and conditions of this Agreement in the event that Patriot or BMOC, as the case may be, provides written notice to Wyndham no later than the tenth business day following the expiration of the Wyndham Notice Period (the "Patriot Notice Period") to the effect that the Board of Directors of Patriot or BMOC, as the case may be, has, notwithstanding its earlier decision, determined not to proceed with the proposed Additional Liberty Investment. James Carreker and two directors of Wyndham selected by Wyndham shall have the right to participate in the discussions of the Board of Directors of Patriot or BMOC, as the case may be, that relate to a proposed Additional Liberty Investment, provided, however, that such persons shall not have the right to participate in final deliberations or any vote by the Board of Directors of Patriot or BMOC, as the case may be, regarding such proposed Additional Liberty Investment.

           (f) Interim Transactions Committee.  Promptly following the execution
               ------------------------------
of this Agreement, Patriot and Wyndham shall constitute and establish a committee which shall evaluate and consider proposed acquisitions or other transactions ("Transactions") by Patriot or Wyndham or any of their respective Subsidiaries between the date hereof and the Effective Time (the "Interim Transactions Committee"). The Interim Transactions Committee shall consist of Paul Nussbaum, an individual selected by Patriot who is reasonably satisfactory to Wyndham, and two individuals selected by Wyndham who are reasonably acceptable to Patriot. The Interim Transactions Committee shall be abolished at the Effective Time.

     Transactions by Patriot or any of the Patriot Subsidiaries involving a proposed purchase price (inclusive of any indebtedness to be assumed in connection therewith) (A) exceeding $100,000,000 individually, or (B) that, when taken together with all previous Transactions entered into by Patriot or any of the Patriot Subsidiaries between the date of this Agreement and the Effective Time, would exceed $100,000,000 (the "Patriot Transactions Threshold"), shall require the approval of a majority of the members of the Interim Transactions Committee, in addition to any other approvals that may be sought by Patriot or required by law; provided, however, that this Section 8.2(f) shall not apply to any of the transactions permitted by Sections 8.2(d)(ii) or 8.2(e); and provided, further, that between the date of the Business Combination and the Effective Time, neither BMOC nor any of the BMOC Subsidiaries shall engage in Transactions exceeding the Patriot Transaction Threshold without the prior approval of Wyndham (provided that for purposes of this Section 8.2(f), such Transactions by BMOC or any of the BMOC Subsidiaries shall be included for purposes of computing the Patriot Transactions Threshold). Notwithstanding
Section 8.2(d)(i)(A), Patriot or any of the Patriot Subsidiaries, or with respect to the following clause (A), BMOC or any of the BMOC Subsidiaries, may
(A) acquire or invest in any hospitality or related assets involving a proposed purchase price (inclusive of any indebtedness to be assumed in connection therewith) not exceeding the Patriot Transactions Threshold, and (B) subject to
Section 8.2(j), merge or consolidate with, or acquire all or substantially all of the assets, or beneficial ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests, of any person or entity, irrespective of the purchase price involved if such Transaction is first approved by a majority of the members of the Interim Transactions Committee.
Any such Transaction so approved by the Interim Transaction Committee as provided herein shall be deemed not to have occurred for purposes of Section 8.2(d)(i) or computing the Patriot Transactions Threshold or otherwise for purposes of this Section 8.2(f), and any such Transaction not exceeding the Patriot Transactions Threshold as provided herein shall be deemed not to have occurred for purposes of Section 8.2(d)(i).

     Transactions by Wyndham or any of the Wyndham Subsidiaries involving a proposed purchase price (inclusive of any indebtedness to be assumed in connection therewith) (A) exceeding $50,000,000 individually, or (B) that, when taken together with all previous Transactions entered into by Wyndham or any of the Wyndham Subsidiaries between the date of this Agreement and the Effective Time, would exceed $50,000,000 (the "Wyndham Transactions Threshold"), shall require the approval of a majority of the members of the Interim Transactions Committee, in addition to any other approvals that may be sought by Wyndham or required by law; provided, however, that this Section 8.2(f) shall not apply to any of the transactions permitted by Section 8.2(c). Notwithstanding Section 8.2(b), Wyndham or any of the Wyndham Subsidiaries may (A) acquire or invest in any non-real estate hospitality assets (including management or franchise agreements) involving a proposed purchase price (inclusive of any indebtedness to be assumed in connection therewith) not exceeding the Wyndham Transactions Threshold, and (B) merge or consolidate with, or acquire all or substantially all of the assets, or beneficial ownership of fifty percent (50%) or more or other equity interests, of any person or entity, irrespective of the purchase price involved if such Transaction is first approved by a majority of the members of the Interim

Transactions Committee. Any such transaction approved by the Interim Transaction Committee as provided herein shall be deemed not to have occurred for purposes of Section 8.2(b) or computing the Wyndham Transactions Threshold or otherwise for purposes of this Section 8.2(f), and any such Transaction not exceeding the Wyndham Transactions Threshold as provided herein shall be deemed not to have occurred for purposes of Section 8.2(b).

           (g) Offices Relocation.  Patriot and Wyndham agree that between the
               ------------------
date hereof and the Effective Time, Patriot and Wyndham shall cooperate with each other in good faith to arrange for the relocation of the offices of Patriot and/or Wyndham in a manner mutually satisfactory to the parties.

           (h) Organizational Matters.  Prior to the Effective Time, Patriot,
               ----------------------
BMOC and Wyndham shall cooperate with each other in good faith and use all reasonable efforts to establish and develop a combined organization, management and operational structure for Patriot and BMOC, provided that Patriot is satisfied, in its reasonable judgment after consultation with Wyndham, that there are no adverse tax or regulatory consequences (except for immaterial consequences). The parties acknowledge the delivery of a memorandum from Goodwin, Procter & Hoar LLP (the "Structure Memorandum") regarding the structure of the Merger and the transactions relating thereto, which memorandum sets forth the structuring plan currently contemplated by Patriot and Wyndham, and the parties agree to cooperate to implement such plan or find mutually acceptable alternatives to such plan.

           (i) Wyndham Debentures.  Prior to the Effective Time, Wyndham shall
               ------------------
use all reasonable efforts to (A) repurchase, redeem or otherwise retire the 10 1/2% Senior Subordinated Notes Due 2006 (the "Notes") in accordance with the terms and conditions of the Indenture, dated May 24, 1996, among Wyndham, certain Wyndham Subsidiaries and Banc One, Columbus, N.A. (the "Indenture") on terms reasonably satisfactory to Patriot, or (B) take such action, including the repurchase of Notes, as may be necessary or appropriate to cause the Indenture to be amended to remove or defease those covenants, agreements and undertakings selected by Patriot that may be removed or defeased in accordance with the Indenture on terms reasonably satisfactory to Patriot.

           (j) Patriot Change in Line of Business.  Notwithstanding anything to
               ----------------------------------
the contrary contained in this Agreement, prior to the Effective Time, without the prior approval of the Board of Directors of Wyndham, none of Patriot, BMOC or their respective Subsidiaries shall enter into any line of business in which Patriot is not engaged as of the date of this Agreement (a "New Business"), including, subject to Section 8.2(e), taking any action that would cause the results of operations of a New Business to be consolidated for financial reporting purposes with those of Patriot or BMOC; provided, however, that Patriot shall not be deemed to be engaged in a new line of business by virtue of any investment in the Liberty Portfolio permitted by Section 8.2(e) or by virtue of any of the transactions contemplated by Section 8.2(d)(ii).

           (k) Business Combination.  To the extent that Patriot's consent is
               --------------------
required under the Business Combination Agreement, Patriot shall not consent to the taking of any action by CJC or BMOC that, if taken by Patriot prior to consummation of the Business Combination, would be specifically prohibited by the terms of Section 8.2, unless Patriot is required to give such consent by law or pursuant to any existing agreements.

      8.3  Meetings of Stockholders.
           ------------------------

           (a) Promptly following consummation of the Business Combination, (i) Patriot will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement, as ratified by New Patriot pursuant to the Patriot Ratification Agreement, the Pairing Agreement Amendment and, if required by applicable law or the rules of the NYSE, the Stock Purchase Agreement, and (ii) Wyndham will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement as ratified by New Patriot pursuant to the Patriot Ratification Agreement. The proxy statement of Patriot related to its stockholders' meeting shall contain the recommendation of the Board of Directors of Patriot that its stockholders approve this Agreement, as ratified by New Patriot pursuant to the Patriot Ratification Agreement, the Pairing Agreement Amendment and, if stockholder approval of the Stock Purchase Agreement is required by applicable law or the rules of the NYSE, the Stock Purchase Agreement. The proxy statement of Wyndham related to its stockholders' meeting shall contain the recommendation of the Board of Directors of Wyndham that its stockholders approve this Agreement as ratified by New Patriot pursuant to the Patriot Ratification Agreement. Patriot and Wyndham, subject to and in accordance with applicable law, each shall use their reasonable best efforts to obtain such approval, including without limitation, by timely mailing the Proxy Statement (as defined in Section 8.7 hereof) contained in the Form S-4 (as defined in Section 8.7 hereof) to its stockholders. Patriot and Wyndham shall coordinate and cooperate with each other and with BMOC with respect to the timing of their respective stockholders' meetings and shall use their reasonable best efforts to hold such meetings on the same day and on the same day as the stockholders' meeting of BMOC. Notwithstanding any of the foregoing, in no event shall any of Patriot, BMOC or Wyndham be required to hold its stockholders' meeting prior to September 30, 1997.

           (b) Promptly following consummation of the Business Combination, BMOC will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable to consider the vote upon the approval of the BMOC Stock Issuance, the BMOC Charter Amendment, the Pairing Agreement Amendment and, if required by applicable law or the rules of the NYSE, the Stock Purchase Agreement. The proxy statement of BMOC related to its stockholders meeting shall contain the recommendation of the Board of Directors of BMOC that its stockholders approve the BMOC Stock Issuance, the Pairing Agreement Amendment, the BMOC Charter Amendment and, if stockholder approval of the Stock Purchase Agreement is required under applicable law or the rules of the NYSE, the Stock Purchase Agreement, and BMOC shall, subject to and in accordance with applicable law, use its reasonable best efforts to obtain such approval, including, without limitation, by timely mailing the Proxy Statement (as defined in Section 8.7 hereof) contained in the Form S-4 (as defined in Section 8.7 hereof) to its stockholders. BMOC shall coordinate and cooperate with Patriot and Wyndham with respect to the timing of its meeting and their respective meetings and shall use its reasonable best efforts to hold its meeting on the same day as such other meetings.

      8.4  Filings; Other Action.  Subject to the terms and conditions herein
           ---------------------
provided, Wyndham, Patriot and BMOC shall: (a) to the extent required, promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger and, if applicable, the Stock Purchase; (b) use all reasonable best efforts to cooperate with one another in
(i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, the Wyndham/BMOC Subscription Agreement and the other Ancillary Agreements and consummation of the transactions contemplated by such agreements and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (c) use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Merger and the transactions contemplated hereby and by the Ancillary Agreements in reasonably satisfactory form to Wyndham and Patriot; and (d) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement, the Wyndham/BMOC Subscription Agreement and the other Ancillary Agreements. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the Wyndham/BMOC Subscription Agreement or the other Ancillary Agreements, the proper officers and directors of Patriot, BMOC and Wyndham shall take all such necessary action.

      8.5  Access to Information.
           ---------------------

           (a) Upon reasonable notice to the other, each of Patriot and Wyndham shall (and shall cause their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, Commitments and records and permit such persons to make such inspections as they may reasonably require and, during such period, each of Patriot and Wyndham and, upon consummation of the Business combination, BMOC shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties, personnel and accountants as the other may reasonably request.

           (b) All such information shall be deemed "Evaluation Material" as such term is defined in those certain letter agreements dated January 27, 1997 between Patriot and Wyndham (the "Confidentiality Agreements"), except as otherwise provided in such Confidentiality Agreements.

      8.6  Publicity.  Patriot, Wyndham and BMOC shall consult with each other
           ---------
before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other
--------  -------
party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange if it has used its reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

      8.7  Proxy Statement; Registration Statement.
           ---------------------------------------

           (a) As promptly as practicable following the stockholders' meetings of CJC and BMOC at which the Business Combination will be submitted to the stockholders of CJC and BMOC for their approval, (i) each of Patriot, Wyndham and BMOC shall prepare and file with the SEC (with appropriate requests for confidential treatment, unless the parties hereto otherwise agree) under the Exchange Act, a joint proxy statement/prospectus and forms of proxies (such joint proxy statement/prospectus together with any amendments to supplements thereto, the "Proxy Statement") relating to the stockholder meetings of each of Patriot, Wyndham and BMOC and the vote of the stockholders of (A) Patriot and Wyndham, with respect to this Agreement as ratified by New Patriot pursuant to the Patriot Ratification Agreement, (B) Patriot, with respect to an amendment to the Pairing Agreement (the "Pairing Agreement Amendment") pursuant to and in accordance with the terms of the Stock Purchase Agreement, and (C) BMOC, with respect to the BMOC Stock Issuance, the Pairing Agreement Amendment and the BMOC Charter Amendment, and (ii) following clearance by the SEC of the Proxy Statement, Patriot and BMOC shall prepare and file with the SEC under the Securities Act a registration statement on Form S-4 (such registration statement, together with any amendments or supplements thereto, the "Form S-4"), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of (A) the Paired Shares of Patriot Stock and BMOC Stock to be distributed to the stockholders of Wyndham in the Merger, (B) the Paired Shares of Patriot Stock and BMOC Stock to be issued and sold to the Principal Stockholder pursuant to the Stock Purchase Agreement,
(C) the shares of Unpaired Patriot Stock to be issued and sold to the Principal Stockholder pursuant to the Stock Purchase Agreement, (D) the Paired Shares of Patriot Stock and BMOC Stock to be issued to the Principal Stockholder upon conversion of the shares of Unpaired Patriot Stock to be issued and sold to the Principal Stockholder pursuant to the Stock Purchase Agreement, and (E) as contemplated by the Registration Rights Agreement, the resale of certain Paired Shares of Patriot Stock and BMOC Stock to be issued in the Merger and pursuant to the Stock Purchase Agreement (the securities referred to in the foregoing clauses (A) - (E) being referred to herein collectively as the "Registered Securities"). Patriot and BMOC will cause the Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, and Wyndham will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each of Patriot and BMOC, on the one hand, and Wyndham, on the other hand, shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Proxy Statement and the Form S-4. Each of Patriot and BMOC shall use its reasonable best efforts, and Wyndham will cooperate with them, to have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement with the SEC). Each of Patriot, Wyndham, and BMOC agrees promptly to correct any information provided by it for use in the Proxy Statement and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Proxy Statement and, in the case of Patriot and BMOC, the Form S-4, and to cause the Proxy Statement and, in the case of Patriot and BMOC, the Form S-4, as so amended or supplemented to be filed with the SEC and to be disseminated to their respective stockholders, in each case as and to the extent required by applicable federal and state securities laws. Each of Patriot, Wyndham, and BMOC agrees that the information provided by it for inclusion in the Proxy Statement or the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Patriot, Wyndham, and BMOC, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Patriot and BMOC will advise Wyndham, and deliver copies (if any) to Wyndham, promptly after either receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, or notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Registered Securities issuable in connection with the Merger or pursuant to the Stock Purchase or of the Registered Securities for offering or sale in any jurisdiction.

           (b) Each of Patriot, Wyndham and BMOC shall use its best efforts to timely mail the Proxy Statement to its stockholders. It shall be a condition to the mailing of the Proxy Statement that (i) Patriot shall have received "comfort" letters from Coopers & Lybrand LLP, independent public accountants for Wyndham, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated as of the date on which the Form S-4 shall become effective (and Patriot shall also receive such a letter as of the Effective Time), each addressed to Patriot and BMOC, in form reasonably satisfactory to Patriot and BMOC, concerning the procedures undertaken by Coopers & Lybrand LLP with respect to the financial statements and information of Wyndham and the Wyndham Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA

Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement and (ii) Wyndham shall have received a "comfort" letter from Ernst & Young LLP, independent public accountants for Patriot and BMOC, of the kind contemplated by the AICPA Statement, dated as of the date on which the Form S-4 shall become effective (and Wyndham shall also receive such a letter as of the Effective Time), each addressed to Wyndham, in form reasonably satisfactory to Wyndham, concerning the procedures undertaken by Ernst & Young LLP with respect to the financial statements and information of Patriot and BMOC and their respective Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

      8.8  Listing Application.  Each of Patriot, Wyndham and BMOC shall
           -------------------
cooperate and promptly prepare and submit to the NYSE all reports, applications and other documents that may be necessary or desirable to enable all of the Paired Shares of Patriot Stock and BMOC Stock that will be outstanding or will be reserved for issuance at the Effective Time to be listed for trading on the NYSE. Each of Patriot, Wyndham and BMOC shall furnish all information about itself and its business and operation and all necessary financial information to the other as the other may reasonably request in connection with the such NYSE listing process. Each of Patriot, Wyndham and BMOC agrees promptly to correct any information provided by it for use in the NYSE listing process if and to the extent that such information shall have become false or misleading in any material respect. Each of Patriot, Wyndham and BMOC will advise and deliver copies (if any) to the other parties, promptly after it receives notice thereof, of any request by the NYSE for amendment of any submitted materials or comments thereon and responses thereto or requests by the NYSE for additional information.

      8.9  Further Action.  Each party hereto shall, subject to the fulfillment
           --------------
at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger and the transactions contemplated by this Agreement and the Ancillary Agreements. In connection with the Closing, Wyndham and each Wyndham Subsidiary shall use its best efforts to deliver to Patriot such deeds, bills of sale, assignments, certificates, affidavits, indemnities and other agreements and documents as are reasonably required to effectuate consummation of the transactions described herein.

      8.10 Affiliates of Wyndham.
           ---------------------

           (a) At least 30 days prior to the Closing Date, Wyndham shall deliver to Patriot a list of names and addresses of those persons who were, in Wyndham's reasonable judgment, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of Wyndham within the meaning of Rule 145. Wyndham shall provide Patriot such information and documents as Patriot shall reasonably request for purposes of reviewing such list. Wyndham shall use its reasonable best efforts to deliver or cause to be delivered to Patriot, prior to the Closing Date, from each of the Affiliates of Wyndham identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit G. Patriot shall be entitled to place
                            ---------
legends as specified in such Affiliate Letters on the certificates evidencing any Paired Shares of Patriot Stock and BMOC Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Paired Shares of Patriot Stock and BMOC Stock, consistent with the terms of such Affiliate Letters.

           (b) Patriot and BMOC shall each file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of Wyndham may reasonably request, all to the extent required from time to time to enable such Affiliate to sell Paired Shares of Patriot Stock and BMOC Stock received by such Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) or (ii) any successor rule or regulation hereafter adopted by the SEC.

      8.11 Expenses.  Subject to the provisions of Section 10.3, all costs and
           --------
expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that (a) the filing fee(s) in connection with the filing of the Form S-4 with the SEC, (b) the filing fee in connection with the listing of the Paired Shares of Patriot Stock and BMOC Stock on the NYSE, if any, (c) the expenses incurred for printing and mailing the Form S-4 and the Proxy Statement, and (d) the filing fee in connection with the filing(s) under the HSR Act, shall be shared equally by Wyndham, on the one hand, and Patriot, on the other hand, and except that nothing contained herein shall limit or otherwise affect any provision of the Registration Rights Agreement, the Proxy Agreement or the Stock Purchase Agreement. Subject to the provisions of Section 10.3, all costs and expenses for professional services rendered in connection with the transactions contemplated by this Agreement including, but not limited to, investment banking and legal services, will be paid by each party incurring such costs and expenses.

      8.12 Indemnification.
           ---------------

           (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Wyndham or any of the Wyndham Subsidiaries (any such person or entity, an "Indemnified Party") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director (including in his capacity as a member of a committee of the Board of Directors), officer of Wyndham or any of the Wyndham Subsidiaries, or is or was serving at the request of Wyndham or any of the Wyndham Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto. It is understood and agreed that Wyndham shall indemnify and hold harmless, and after the Effective Time Patriot shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time) and that (x) Wyndham, and Patriot after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law, and (y) Wyndham, and Patriot after the Effective Time, shall be entitled to participate therein and, to the extent that Wyndham or Patriot, as the case may be, so desires, to assume the defense thereof with counsel selected by Wyndham or Patriot, as the case may be (provided that the Indemnified Party shall have the right to employ separate counsel but the fees and expenses of such counsel shall be at the Indemnified Party's expense unless in such claim or action there is, in the opinion of independent counsel, a conflict concerning any material issue between the position of Wyndham or Patriot, as the case may be, and the Indemnified Party, in which case if the Indemnified Party notifies Wyndham or Patriot, as the case may be, in writing that the Indemnified Party elects to employ separate counsel at the expense of Wyndham or Patriot, as the case may be, Wyndham or Patriot, as the case may be, shall not have the right to assume such defense of such action on behalf of the Indemnified Party; provided, however, that Wyndham or Patriot, as the case may be, shall not be required to pay the fees and expenses of more than one separate counsel for all Indemnified Parties); provided, that neither Patriot nor Wyndham shall be liable to pay any amounts in any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). Any Indemnified Party wishing to claim indemnification under this Section 8.12, upon learning of any such claim, action, suit, proceeding or investigation, shall notify in writing Wyndham, and after the Effective Time, Patriot, thereof, provided that the failure to so notify shall not affect the obligations of Wyndham or Patriot except to the extent such failure to notify materially prejudices such party. No settlement of any such claim, action, suit, proceeding or investigation shall be made without the written consent of the Indemnified Parties with respect thereto unless such Indemnified Party shall receive a full and unconditional release thereof.

           (b) Patriot agrees that all rights to indemnification existing in favor, and all limitations on the personal liability, of the Indemnified Parties provided for in the Wyndham Certificate or the Wyndham Bylaws or the charter or bylaws or similar organizational documents of any of the Wyndham Subsidiaries, or pursuant to the indemnification agreements set forth on Section 8.12(b) of the Wyndham Disclosure Letter, as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time; provided, however, that all rights to
                               --------  -------
indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the disposition of such Claim. At or prior to the Effective Time, Patriot shall purchase directors' and officers' liability insurance coverage for Wyndham's directors and officers in a form reasonably acceptable to Wyndham which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not substantially less favorable to the insured persons than, the directors' and officers' liability insurance coverage presently maintained by Wyndham; provided, however, that in any event the cost of such policy shall not exceed $350,000 per year (the "Maximum Amount"); and provided, further, that if such coverage cannot be obtained for such cost, Patriot will maintain, for such six-year period, the maximum amount of comparable coverage as shall be available for the Maximum Amount on such terms.

           (c) This Section 8.12 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties (as contemplated by Section 11.3) and shall be binding on all successors and assigns of Patriot and Wyndham. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 8.12. The provisions for indemnification contained in this Section 8.12 are not intended to be exclusive and are without prejudice to any other rights to indemnification or advancement of funds which any Indemnified Party may otherwise have.

           (d) In the event Patriot or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Patriot assume the obligations set forth in this Section 8.12.

      8.13 Reorganization.
           --------------

           (a) From and after the date hereof and until the Effective Time, none of Patriot, BMOC or Wyndham or any of their respective Subsidiaries or other affiliates shall knowingly take any action, or knowingly fail to take any action, that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code.

           (b) If and to the extent so requested by Patriot, and subject to receipt of the consents referred to in Section 8.13(b) of the Wyndham Disclosure Letter, Wyndham agrees that prior to the Closing Date, all direct or indirect Subsidiaries of Wyndham holding "real estate assets" within the meaning of
Section 856 of the Code will be liquidated such that Wyndham holds all such assets, except as otherwise provided on Section 8.13 of the Wyndham Disclosure Letter.

      8.14 Stop Transfer.  Wyndham acknowledges and agrees to be bound by and
           -------------
comply with the provisions of the Proxy Agreement as if a party thereto with respect to transfers of record ownership of shares of the Wyndham Common Stock, and agrees to notify the transfer agent of the provisions of the Proxy Agreement and to request that the transfer agent place a stop transfer order on the shares that are subject to the provisions of such agreement.

      8.15 Brand Conversions.  Following the Effective Time, Patriot shall
           -----------------
review its portfolio of hospitality assets to determine which of such assets should in Patriot's reasonable judgment be converted to the Wyndham brand.

      8.16 Ratification by New Patriot.  Unless this Agreement shall have been
           ---------------------------
earlier terminated in accordance with Section 10.1, following consummation of the Business Combination, the Board of Directors of New Patriot shall ratify, confirm and adopt this Agreement, the Merger and the other transactions contemplated hereby; shall, pursuant to and in accordance with the terms of this Agreement, enter into the Patriot Ratification Agreement following consummation of the Business Combination; and shall recommend that the holders of Patriot Stock adopt and approve this Agreement, the Patriot Ratification Agreement and the Pairing Agreement Amendment at the Patriot's stockholders' meeting.

      8.17 Wyndham's Accumulated and Current Earnings and Profits.  At the
           ------------------------------------------------------
Closing, Wyndham shall deliver to Patriot (A) a statement of accumulated and current E&P of Wyndham (as determined for federal income tax purposes) as of a date not more than thirty (30) days prior to the Closing Date, together with evidence of such accumulated and current E&P of Wyndham (as determined for federal income tax purposes) from Coopers & Lybrand LLP in a form reasonably satisfactory to Patriot, and (B) a statement of estimated accumulated and current E&P of Wyndham (as determined for federal income tax purposes) as of the Closing Date. Wyndham further agrees that prior to the Closing Date, it shall cause Coopers & Lybrand LLP to agree (i) to deliver to Patriot, prior to December 25, 1997, a statement of accumulated and current E&P of Wyndham (as determined for federal income tax purposes) at the Effective Time and (ii) that Patriot shall be entitled to rely on such statement for purposes of preparing and filing its federal, state, local and foreign tax returns required to be filed by it, determining the amount of dividends to be paid to stockholders and paying any Taxes owed by it.

      8.18 Private Letter Ruling.  As soon as reasonably practicable after the
           ---------------------
execution of this Agreement, Patriot shall request from the Internal Revenue Service (the "IRS") a private letter ruling (the "Ruling") concerning the Independent Contractor Issue (as defined below). For purposes hereof, the term "Independent Contractor Issue" shall mean a conclusion by the IRS that rental income received by Patriot OP from BMOC and/or BMOC OP with respect to real estate owned or leased by Patriot OP (the "Owned Real Estate") will constitute "rents from real property," as such term is defined in Section 856(d) of the Code, even though a subsidiary of Patriot OP provides services to BMOC and/or BMOC OP with respect to the Owned Real Estate pursuant to management contracts. If the Ruling is obtained prior to the Effective Time, Patriot, BMOC and Wyndham agree that they shall cooperate in good faith to restructure the assets of Patriot and BMOC consistent with the structure described in the Structure Memorandum, subject to such modifications as to which Patriot, BMOC and Wyndham may hereafter agree. If the Ruling is not obtained prior to the Effective Time, unless Patriot, BMOC and Wyndham otherwise agree, Wyndham shall, prior to the Effective Time, sell, transfer and convey all issued and outstanding shares of capital stock of Wyndham

Management Corporation to BMOC, and at Patriot's election, such sale, transfer or conveyance shall be qualified under Section 338(h)(10) of the Code.

      8.19 Employee Benefit Matters.  Patriot and Wyndham agree that the
           ------------------------
Surviving Corporation and/or BMOC after the Effective Time will provide benefit plans to the employees of Wyndham and the Wyndham Subsidiaries that will be comparable, in the aggregate, to those provided by Wyndham and the Wyndham Subsidiaries to their employees immediately prior to the date of this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed to grant any right of continued employment to any present employee of Wyndham or any Wyndham Subsidiary. Patriot and BMOC agree that, as reasonably promptly as practicable following the Effective Time, Patriot and BMOC shall cause to be filed a registration statement on an appropriate form under the Securities Act relating to the stock option plans of Patriot and BMOC then in effect and covering the shares issuable upon exercise of the Assumed Options.

      8.20 Stock Purchase Agreement; Purchase and Sale Agreement.  Patriot shall
           -----------------------------------------------------
perform its obligations under the Stock Purchase Agreement, and Patriot and BMOC shall cause each of Patriot OP and BMOC OP, respectively, to perform its obligations under the Purchase and Sale Agreement, provided that neither the Principal Stockholder nor the Crow Family Entities are in material breach of the terms of the Stock Purchase Agreement and Purchase and Sale Agreement, respectively.


 ARTICLE 9.    CONDITIONS

      9.1  Conditions to Each Party's Obligation to Effect the Merger.  The
           ----------------------------------------------------------
respective obligation of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

           (a)  Stockholder Approvals.
                ---------------------

               (i) This Agreement, as ratified by New Patriot pursuant to the Patriot Ratification Agreement, the Pairing Agreement Amendment and, if required by applicable law or the rules of the NYSE, the Stock Purchase Agreement, shall have been approved by the requisite vote of the stockholders of Patriot; and

               (ii) This Agreement, as ratified by New Patriot pursuant to the Patriot Ratification Agreement, shall have been approved by the requisite vote of the stockholders of Wyndham; and

               (iii) The BMOC Stock Issuance, the Pairing Agreement Amendment, the BMOC Charter Amendment and, if required by applicable law or the rules of the

     NYSE, the Stock Purchase Agreement, shall have been approved by the requisite vote of the stockholders of BMOC.

           (b) HSR Act.  The waiting period applicable to consummation of the
               -------
Merger and, if applicable, the Stock Purchase, under the HSR Act, if applicable, shall have expired or been terminated.

           (c) No Injunctions or Restraints.  Neither of the parties hereto
               ----------------------------
shall be subject to any order, ruling or injunction of a court of competent jurisdiction which prohibits consummation of the transactions contemplated by this Agreement. In the event any such order, ruling or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such order, ruling or injunction lifted, stayed or reversed.

           (d) Form S-4.  The Form S-4 shall have been declared effective by the
               --------
SEC under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the knowledge of Patriot or Wyndham, threatened by the SEC.

           (e) Listing.  Patriot and BMOC shall have obtained the approval for
               -------
the listing of the Paired Shares of Patriot Stock and BMOC Stock issuable in the Merger and the Stock Purchase on the NYSE, subject to official notice of issuance.

           (f) Consents, Approvals, Etc.  All consents, authorizations, orders
               ------------------------
and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required to be made or obtained by Patriot, BMOC or Wyndham and their respective subsidiaries and affiliated entities in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration, could not reasonably be expected to have (i) a Wyndham Material Adverse Effect or (ii) a material adverse effect on the business, results of operations or financial condition of New Patriot, the New Patriot Subsidiaries, BMOC and the BMOC Subsidiaries, taken as a whole (a "New Patriot Material Adverse Effect"), as the case may be. Notwithstanding the foregoing provisions of this Section 9.1(f), the amendments, consents, authorizations, modifications and approvals relating to the matters referred to in Section 9.3(j) shall not be a condition to the obligations of Wyndham to effect the Merger.

           (g) Business Combination.  The Business Combination shall have been
               --------------------
consummated.

           (h) Opinion of Counsel.  At the Closing, Patriot and Wyndham shall
               ------------------
have received the opinion of Goodwin, Procter & Hoar LLP, or other nationally recognized law firm selected by Patriot, and subject to customary conditions and qualifications (including reliance, in part, on representations of Patriot and Wyndham and certain stockholders of

Wyndham), (i) to the effect that (x) the Merger and the Stock Purchase will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code, and (y) prior to the Merger, Patriot and New Patriot have qualified to be treated as a REIT within the meaning of Sections 856-860 of the Code including, without limitation, the requirements of Sections 856 and 857 of the Code, for all applicable tax years to which Patriot and New Patriot's federal income tax returns are subject to audit and Patriot and New Patriot are subject to assessment for taxes reportable therein, and (z) after the Merger, New Patriot will be organized in conformity with the requirements for qualifications as a REIT under Sections 856 through 860 of the code, the manner of operation of New Patriot has enabled it to meet the requirements for qualification as a REIT under Sections 856 through 860 of the Code as of the Effective Time of the Merger and the proposed manner of operations of New Patriot after the Merger will enable New Patriot to qualify as a REIT under Sections 856 through 860 of the Code, and (ii) confirming the prior opinions rendered to Wyndham in that certain opinion letter of Goodwin, Procter & Hoar LLP dated as of the date hereof.

      9.2  Conditions to Obligations of Wyndham to Effect the Merger.  The
           ---------------------------------------------------------
obligation of Wyndham to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by
Wyndham:

           (a) Representations and Warranties.  Except as to such breaches of
               ------------------------------
the representations and warranties of Patriot made in this Agreement, which, together with any breaches of the representations and warranties made by New Patriot and BMOC in the Patriot Ratification Agreement and the BMOC Ratification Agreement, respectively, individually or in the aggregate, could not reasonably be expected to have a New Patriot Material Adverse Effect (disregarding for such purposes all materiality and knowledge qualifiers contained in the individual representations and warranties of Patriot, BMOC and New Patriot contained in this Agreement, the BMOC Ratification Agreement and the Patriot Ratification Agreement, respectively), each of the representations and warranties of Patriot, BMOC and New Patriot contained in this Agreement, the BMOC Ratification Agreement and the Patriot Ratification Agreement, respectively, were true and correct when made on the dates of this Agreement, the BMOC Ratification Agreement and the Patriot Ratification Agreement, respectively, and each of the representations and warranties of Patriot, BMOC and New Patriot contained in this Agreement, the BMOC Ratification Agreement and the Patriot Ratification Agreement, respectively, shall be true and correct in all material respects as of the Closing Date (or to the extent a representation or warranty is by its terms made as of another date, then as of such date) as though made on and as of the Closing Date, except to the extent that the taking by Patriot of any of the actions permitted by Sections 8.2(d)(i) and 8.2(d)(iii) (collectively, the "Patriot Permitted Actions") or consummation of the Business Combination or any of the transactions permitted by Sections 8.2(d)(ii), 8.2 (e) and 8.2(f) (collectively, the "Permitted Transactions") has resulted in any of such representations and warranties (other than the representations and warranties contained in Sections 7.1(c), 7.5(iii) or (iv), 7.7, 7.9, 7.12 and 7.13 of this Agreement to which this exception shall not apply, unless such inaccuracy relates to any event, matter or condition disclosed in BMOC's or CJC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC, the preliminary proxy statement filed by Patriot on or about February 26, 1997 relating to the Business Combination (the "Business Combination Preliminary Proxy Statement") or the Patriot Disclosure Letter) being inaccurate as of the Closing Date, in which case, each such representation and warranty shall for such purpose be deemed to be qualified by the phrase "except to the extent that the [Patriot Permitted Action(s)] [Patriot Permitted Transaction(s)] has caused this representation and warranty to be inaccurate as stated as of the Closing Date," and a reference to the applicable Patriot Permitted Action or Patriot Permitted Actions and/or Patriot Permitted Transaction or Patriot Permitted Transactions shall be deemed to be substituted for the phrases "[Patriot Permitted Action(s)]" and "[Patriot Permitted Transaction(s)]" therein. Wyndham shall have received a certificate, dated the Closing Date, signed on behalf of Patriot by an authorized officer of Patriot to the foregoing effect.

           (b) Performance of Obligations.  Patriot and BMOC shall have
               --------------------------
performed or complied in all material respects with all agreements and covenants required by this Agreement, the New Patriot Ratification Agreement and the BMOC Ratification Agreement to be performed or complied with by Patriot or BMOC, as the case may be, on or prior to the Closing Date.

           (c) Absence of Patriot Changes.  From the date of this Agreement
               --------------------------
through the Closing Date, there shall not have occurred any changes concerning Patriot or any of the Patriot Subsidiaries that, when combined, without duplication, with all other changes concerning Patriot, any of the Patriot Subsidiaries, BMOC, any of the BMOC Subsidiaries, CJC or any of the CJC Subsidiaries (collectively, "New Patriot Changes"), have had or could be reasonably likely to have a New Patriot Material Adverse Effect; provided, however, that consummation of any of the Patriot Permitted Transactions or the taking of any of the Patriot Permitted Actions shall not, in and of itself, be deemed a New Patriot Material Adverse Effect. Wyndham shall have received a certificate, dated the Closing Date, signed on behalf of Patriot by an authorized officer of Patriot to the foregoing effect.

           (d) Absence of BMOC and CJC Changes.  From the date of this Agreement
               -------------------------------
through the Closing Date, there shall not have occurred any changes concerning BMOC or any of the BMOC Subsidiaries or CJC or any of the CJC Subsidiaries that, when combined, without duplication, with all other New Patriot Changes, have had or could be reasonably likely to have a New Patriot Material Adverse Effect; provided, however, that any event, matter or condition disclosed in BMOC' or CJC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC, the Business Combination Preliminary Proxy Statement or the Patriot Disclosure Letter shall not be deemed a New Patriot Material Adverse Effect; and provided, further, that consummation of any of the Patriot Permitted Transactions or the taking of any of the Patriot Permitted Actions shall not, in and of itself, be deemed a New Patriot Material Adverse Effect. Wyndham shall have received a certificate, dated the Closing Date, signed on behalf of Patriot and BMOC by an authorized officer of Patriot and BMOC, respectively, to the foregoing affect.

           (e) Stock Purchase Agreement.  The Stock Purchase shall have been
               ------------------------
consummated.

           (f) Registration Rights Agreement.  Patriot and BMOC shall have
               -----------------------------
entered into the Registration Rights Agreement in substantially the form of Exhibit B.
---------

           (g) Composition of Board of Directors.  The Boards of Directors of
               ---------------------------------
Patriot and BMOC shall have been fixed and elected in the manner provided in Sections 4.1 and 4.3 and shall consist of the directors designated as provided therein, and the officers of Patriot and BMOC shall be elected as provided in Sections 4.2 and 4.4 and shall consist of the officers designated as provided therein.

           (h) Ratification Agreements; Wyndham/BMOC Subscription Agreement.
               ------------------------------------------------------------
Patriot shall have entered into the Patriot Ratification Agreement and BMOC shall have entered into the BMOC Ratification Agreement and the Wyndham/BMOC Subscription Agreement.

           (i) Cooperation Agreement.  Patriot and BMOC shall have entered into
               ---------------------
the Cooperation Agreement in substantially the form of Exhibit A hereto.
                                                       ---------

      9.3  Conditions to Obligation of Patriot to Effect the Merger.  The
           --------------------------------------------------------
obligations of Patriot to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by
Patriot:

           (a) Representations and Warranties.  Except as to such breaches of
               ------------------------------
the representations and warranties, individually or in the aggregate, which could not reasonably be expected to have a Wyndham Material Adverse Effect (disregarding for such purposes all materiality and knowledge qualifiers contained in the individual representations and warranties of Wyndham contained in this Agreement), each of the representations and warranties of Wyndham contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (or to the extent a representation or warranty is by its terms made as of another date, then as of such date) as though made on and as of the Closing Date, except to the extent that the taking by Wyndham of any of the actions permitted by Sections 8.2(b)(ii) and 8.2(b)(vii) (collectively, the "Wyndham Permitted Actions") or any of the transactions permitted by Sections 8.2(c) and 8.2 (f) (collectively, the "Wyndham Permitted Transactions") has resulted in any of such representations and warranties being inaccurate as of the Closing Date, in which case, each such representation and warranty shall for such purpose be deemed to be qualified by the phrase "except to the extent that the [Wyndham Permitted Action(s)] [Wyndham Permitted Transaction(s)] has caused this representation and warranty to be inaccurate as stated as of the Closing Date," and a reference to the applicable Wyndham Permitted Action or Wyndham Permitted Action(s) and/or Wyndham Permitted Transaction or Wyndham Permitted Transactions shall be deemed to be substituted for the phrases "[Wyndham Permitted Action(s)]" and "[Wyndham Permitted

Transaction(s)]" therein. Patriot shall have received a certificate, dated the Closing Date, signed on behalf of Wyndham by an authorized officer of Wyndham to the foregoing effect.

           (b) Performance of Obligations.  Wyndham shall have performed or
               --------------------------
complied in all material respects with all agreements and covenants required by this Agreement, the New Patriot Ratification Agreement and the BMOC Ratification Agreement to be performed or complied with by it on or prior to the Closing Date.

           (c) Absence of Changes.  From the date of this Agreement through the
               ------------------
Closing Date, there shall not have occurred any changes concerning Wyndham or any of the Wyndham Subsidiaries that, when combined with all other changes, have had or could be reasonably likely to have a Wyndham Material Adverse Effect, and Patriot shall have received a certificate, dated the Closing Date, signed on behalf of Wyndham by an authorized officer of Wyndham to the foregoing effect; provided, however, that consummation of the transaction permitted by Section 8.2(c) shall not, in and of itself, be deemed a Wyndham Material Adverse Effect.

           (d) Purchase and Sale Agreement.  The closing of the transactions
               ---------------------------
contemplated by the Purchase and Sale Agreement shall have become effective subject only to the Merger becoming effective at the Effective Time, except that such consummation shall not be a condition to Patriot's obligations if Patriot is in material breach of the terms of the Purchase and Sale Agreement.

           (e) Stock Purchase Agreement.  The Stock Purchase shall have been
               ------------------------
consummated, except that such effectiveness shall not be a condition to Patriot's obligations if Patriot is in material breach of the terms of the Stock Purchase Agreement.

           (f) Restructuring of Wyndham Assets.  Wyndham shall have completed
               -------------------------------
the restructuring of certain assets of Wyndham and/or Wyndham Subsidiaries as described in Section 8.13(b) hereof, and shall have obtained all necessary and required waivers in connection therewith (or waivers thereof).

           (g) Ratification Agreements.  Wyndham shall have entered into the
               -----------------------
Patriot Ratification Agreement and the BMOC Ratification Agreement.

           (h) Cooperation Agreement.  Wyndham shall have provided to Patriot,
               ---------------------
within ten (10) business days following the date on which Patriot and BMOC execute and deliver the Cooperation Agreement in substantially the form of Exhibit A hereto, written confirmation of the acknowledgment and acceptance by
---------
Wyndham of such execution and delivery, provided that Patriot shall have provided to Wyndham written notice of such execution and delivery at least eleven (11) business days prior to the Closing Date.

           (i) Wyndham Debentures.  Wyndham shall have (A) repurchased, redeemed
               ------------------
or otherwise retired the Notes in accordance with the terms and conditions of the Indenture on terms reasonably satisfactory to Patriot, or (B) caused the Indenture to be amended to remove or defease those covenants, agreements and undertakings selected by Patriot that may be removed or defeased in accordance with the Indenture, on terms reasonably satisfactory to Patriot.

           (j) Anatole and Hospitality Properties Trust.  Wyndham shall have
               ----------------------------------------
received to Patriot's satisfaction (A) all amendments, consents, authorizations, modifications and approvals summarized in Sections A and C of Schedule II of the Purchase and Sale Agreement and (B) such amendments, consents, authorizations, modifications and approvals required under any lease or related management contract of a Wyndham Property or a hotel property leased or managed by a Wyndham Affiliate owned by Hospitality Properties Trust or an Affiliate thereof to the transactions contemplated by this Agreement.


 ARTICLE 10.   TERMINATION; AMENDMENT; WAIVER

      10.1 Termination.  This Agreement may be terminated and abandoned at any
           -----------
time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Wyndham and
Patriot:

           (a) by mutual written consent of Patriot and Wyndham; or

           (b) by either Patriot or Wyndham, if any United States federal or state court of competent jurisdiction or other governmental entity shall have issued a final order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or the BMOC Stock Issuance or the Purchase and Sale and such order, decree, ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate shall have used its best efforts to appeal such order, decree, ruling or other action; or

           (c) by either Patriot or Wyndham, if the Merger shall not have been consummated on or before December 7, 1997 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time); or

           (d) by either Patriot or Wyndham if the Business Combination shall not have been consummated on or before September 1, 1997 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time or, in the case of Patriot, its obligations under the Business Combination Agreement required to be performed on or prior to September 1,
1997); or

           (e) by either Patriot or Wyndham, if any required approval of the stockholders of Patriot, BMOC or Wyndham that is a condition to the obligations of Patriot or

Wyndham under Section 9.1 shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; or

           (f) by either Patriot or Wyndham, if (X) Congress shall have enacted, or proposed the enactment of, legislation or any bill having the effect of (A) eliminating the "grandfathered" status of Patriot under Section 269B(a)(3) of the Code by virtue of Section 136(c)(3) of the Deficit Reduction Act of 1984, or
(B) causing the Merger and the Stock Purchase to fail to be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code, or otherwise eliminating the treatment of the Merger and the Stock Purchase for federal income tax purposes as a reorganization under Section 368(a) of the Code, or (Y) Congress shall have enacted legislation or any bill having the effect of causing Wyndham to recognize gain as a result of the Merger; or

           (g) by Patriot, if Wyndham shall have (i) withdrawn, modified or amended in any respect adverse to Patriot its approval or recommendation of this Agreement or any of the transactions contemplated herein, (ii) failed to include such recommendation in the Proxy Statement, (iii) recommended any Acquisition Proposal from a person other than Patriot or any of its Affiliates, (iv) publicly expressed no opinion and remained neutral toward any Acquisition Proposal, or (v) resolved to do any of the foregoing, provided that, in any such case, Wyndham shall within five (5) business days after demand by Patriot, deposit the Section 10.3(a)(i) Amount (as hereinafter defined) with the escrow agent to be distributed in accordance with Section 10.4; or

           (h) by Wyndham, if, notwithstanding the provisions of Section 8.1, the Board of Directors of Wyndham determines in good faith, after receiving advice of Wyndham Legal Counsel, that such action is necessary in order for the Board of Directors of Wyndham to comply with the directors' fiduciary duties to stockholders under applicable law and the Board of Directors of Wyndham authorizes or desires to authorize Wyndham to execute an agreement (a "Superior Proposal Agreement") providing for a Superior Proposal (as hereinafter defined), provided that Wyndham has, prior to the termination of this Agreement and/or the execution of such Superior Proposal Agreement, deposited the Section 10.3(a)(i) Amount with the escrow agent to be distributed in accordance with Section 10.4. For purposes of this Agreement, a "Superior Proposal" means any bona fide Acquisition Proposal, the terms of which the Board of Directors of Wyndham determines in its good faith judgment, after receiving advice from a financial advisor of national standing, to be more favorable to Wyndham's stockholders than the Merger; or

           (i) by Wyndham, if (A) Patriot has failed to perform in any material respect any of its obligations required to be performed by it under this Agreement, the Patriot Ratification Agreement or the Stock Purchase Agreement and such failure continues for more than 30 days after notice unless failure to so perform has been caused by or results from a breach of this Agreement by Wyndham, or (B) BMOC has failed to perform in any material respect any of its obligations required to be performed by it under the Wyndham/BMOC

Subscription Agreement or the BMOC Ratification Agreement and such failure continues for more than 30 days after notice unless failure to so perform has been caused by or results from a breach of the Wyndham/BMOC Subscription Agreement by Wyndham; or

           (j) by Wyndham, if the (A) Board of Directors of New Patriot fails to ratify, confirm and adopt this Agreement, the Patriot Ratification Agreement and the other transactions contemplated hereby on or prior to the twentieth business day following consummation of the Business Combination (the "Business Combination Date"), or in the event that New Patriot shall not have entered into the New Patriot Ratification Agreement on or prior to such twentieth business day, or (B) the Board of Directors of BMOC fails to ratify, confirm and adopt this Agreement, the BMOC Ratification Agreement and the other transactions contemplated hereby on or prior to the twentieth business day following the Business Combination Date, or in the event that BMOC shall not have entered into the BMOC Ratification Agreement on or prior to such twentieth business day; or

           (k) by Patriot, if (A) Wyndham shall have failed to perform in any material respect any of its obligations required to be performed by it under this Agreement and such failure continues for more than 30 days after notice unless failure to so perform has been caused by or results from a breach of this Agreement by Patriot, (B) if Wyndham has failed to perform in any material respect any of its obligations required to be performed by it under the Wyndham/BMOC Subscription Agreement and such failure continues for more than 30 days after notice unless failure to so perform has been caused by or results from a breach of the Wyndham Subscription Agreement by BMOC, or (C) if Wyndham shall not have entered into the Patriot Ratification Agreement or the BMOC Ratification Agreement on or prior to the twentieth business day following the Business Combination Date; or

           (l) by Wyndham, in accordance with and subject to Section 5.2(a), if the Average Closing Price of a Paired Share of Patriot Stock and BMOC Stock is less than $40.21 (as may be adjusted pursuant to Section 5.2(a)); or

           (m) by Wyndham, if (i) Wyndham has provided written notice to Patriot of its desire to terminate this Agreement upon the expiration of the Wyndham Notice Period, and (ii) Patriot has not provided written notice to Wyndham prior to the expiration of the Patriot Notice Period to the effect that the Board of Directors of Patriot has, notwithstanding its earlier decision, determined not to proceed with an Additional Liberty Investment, in each case in accordance with the terms of Section 8.2(e).

           (n) by Patriot or Wyndham, if the Stock Purchase Agreement has been terminated pursuant to Section 1.1(a) or Section 5.7(a)(vi) thereof.

      10.2 Effect of Termination.  In the event of termination of this Agreement
           ---------------------
by either Wyndham or Patriot as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Patriot or Wyndham, other than the provisions of Section 8.5(b), this Section 10.2, Sections 8.11, 10.3 and 11.4 and the last sentence of Section 11.3. Nothing contained in this Section 10.2 shall relieve any party for any willful breach of the representations, warranties, covenants or agreements set forth in this Agreement.

      10.3 Termination Fees and Expenses.
           -----------------------------

           (a) As a condition to the willingness of Patriot and Wyndham to enter into this Agreement and to compensate Patriot and Wyndham for entering into this Agreement, taking action to consummate the transactions hereunder and incurring the costs and expense related thereto, each of Patriot and Wyndham agree as follows:

               (i) Wyndham shall deposit with the escrow agent an amount in cash equal to $30,000,000 (the "Section 10.3(a)(i) Amount") in accordance with and subject to the provisions of Section 10.1(g) and Section 10.1(h).

               (ii) If Patriot or Wyndham shall have terminated this Agreement pursuant to Section 10.1(d), then Patriot shall pay to Wyndham an amount in cash equal to $25,000,000, provided that in the case of such termination by Wyndham, such amount shall be payable only if Wyndham is not in material breach at the time of termination of this Agreement (which breach has continued for more than 30 days after notice or cannot reasonably be expected to be cured within such period (unless such breach was caused by or resulted from a breach of this Agreement by Patriot)).

               (iii) If Wyndham shall have terminated this Agreement pursuant to
     Section 10.1(j), then Patriot shall pay to Wyndham an amount in cash equal to $50,000,000.

               (iv) If (A) Patriot or Wyndham shall have terminated this Agreement pursuant to Section 10.1(e) due to the failure of any required approval of the stockholders of Patriot or BMOC, or (B) Wyndham shall have terminated this Agreement pursuant to Section 10.1(m), then Patriot shall pay Wyndham an amount in cash equal to Wyndham's documented out-of-pocket fees and expenses ("Expenses") actually incurred by it prior to such termination in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys and investment bankers; provided that the aggregate amount of Expenses required to be reimbursed pursuant to this Section 10.3(a)(iv) shall not exceed $7,000,000, and provided, further, that in the case of such a termination by Wyndham, such amount shall be payable only if Wyndham is not in material breach at the time of termination of this Agreement (which breach has continued for more than 30 days after notice or cannot reasonably be expected to be cured within such period (unless such breach was caused by or resulted from a breach of this Agreement by Patriot)).

           (b) Any payment required to be paid by Patriot to Wyndham pursuant to this Section 10.3 shall be payable (by wire transfer of immediately available funds to an account designated by Wyndham) contemporaneously with, and as a condition to the effectiveness of, a termination by Patriot, and, in the case of a termination by Wyndham, within five (5) business days after demand by Wyndham.

     10.4  Payment of Termination Amount or Expenses.
           -----------------------------------------

           (a) In the event that Wyndham is obligated to deposit with the escrow agent the Section 10.3(a)(i) Amount as provided in Sections 10.1(g) and 10.1(h), the escrow agent shall pay to Patriot from the Section 10.3(a)(i) Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Section 10.3(a)(i) Amount and (ii) the sum of (x) the maximum amount that can be paid to Patriot without causing Patriot to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(i) of the Code ("Qualifying Income"), as determined by Patriot's certified public accountants, plus (y) in the event Patriot receives either (a) a letter from Patriot's counsel indicating that Patriot has received a ruling from the IRS described in Section 10.4(b)(ii) or
(b) an opinion from Patriot's counsel as described in Section 10.4(b)(ii), an amount equal to the Section 10.3(a)(i) Amount less the amount payable under clause (x) above. To secure Wyndham's obligation to pay these amounts, Wyndham shall deposit into escrow an amount in cash equal to the Section 10.3(a)(i) Amount with an escrow agent selected by Patriot and on such terms (subject to Section 10.4(b) as shall be agreed upon by Patriot and the escrow agent.

           (b) The escrow agreement shall provide that the Section 10.3(a)(i) Amount in escrow or any portion thereof shall not be released to Patriot unless the escrow agent receives any one or combination of the following: (i) a letter from Patriot's certified public accountants indicating the maximum amount that can be paid by the escrow agent to Patriot without causing Patriot to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Patriot's accountants revising that amount, in which case the escrow agent shall release such amount to Patriot, or (ii) a letter from Patriot's counsel indicating that Patriot received a ruling from the IRS holding that the receipt by Patriot of the Section 10.3(a)(i) Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Patriot's legal counsel has rendered a legal opinion to Patriot to the effect that the receipt by Patriot of the Section 10.3(a)(i) Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Section 10.3(a)(i) Amount to Patriot. Wyndham agrees to amend this Section 10.4 at the request of Patriot as may reasonably be necessary (and without substantial cost or burden to Wyndham) in order to (x) maximize the portion of the Section 10.3(a)(i) Amount that may be distributed to Patriot hereunder without causing Patriot to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve Patriot's chances of securing a favorable ruling described in this

Section 10.4(b) or (z) assist Patriot in obtaining a favorable legal opinion from its counsel as described in this Section 10.4(b); provided that Patriot's legal counsel has rendered a legal opinion to Patriot to the effect that such amendment would not cause Patriot to fail to meet the requirements of Section 856(c)(2) or (3) of the Code. The escrow agreement shall also provide that any portion of the Section 10.3(a)(i) Amount held in escrow for fifteen years shall be released by the escrow agent to Wyndham. Wyndham shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

           (c) Notwithstanding anything to the contrary set forth in this Agreement, in the event Wyndham has not deposited the Section 10.3(a)(i) Amount into escrow in accordance with Section 10.4 when obligated to do so and Patriot is required to file suit to seek all or a portion of the Section 10.3(a)(i) Amount, it shall be entitled to all expenses, including attorneys' fees and expenses, which it has incurred in enforcing its rights hereunder; provided that payment of such expenses shall be subject to the limitations of Section 10.4(a) (determined as if such expenses were included in the Section 10.3(a)(i) Amount).

      10.5 Extension; Waiver.  At any time prior to the Effective Time, the
           -----------------
parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the first sentence of
Section 11.5, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


 ARTICLE 11.   GENERAL PROVISIONS

      11.1 Nonsurvival of Representations, Warranties and Agreements.  All
           ---------------------------------------------------------
representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger, provided, however, that the agreements contained in Article 5, the last
--------  -------
sentences of Sections 8.4, 8.16 and 8.17, and Sections 8.10, 8.12, 8.15, 8.17,
8.18 and 8.19 and this Article 11 shall survive the Merger.

      11.2 Notices.  Any notice required to be given hereunder shall be in
           -------
writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

     If to Patriot:      Patriot American Hospitality, Inc.
                         Tri-West Plaza
                         3030 LBJ Freeway
                         Suite 1500
                         Dallas, TX  75234
                         Attn:  Paul A. Nussbaum

     With copies to:     Goodwin, Procter & Hoar  LLP
                         Exchange Place
                         Boston, MA  02109
                         Attn:  Gilbert G. Menna, P.C.

     If to Wyndham:      Wyndham Hotel Corporation
                         2001 Bryan Street
                         Suite 2300
                         Dallas, TX  75201
                         Attn:  James D. Carreker

     With copies to:     Locke Purnell Rain Harrell
                         2200 Ross Avenue
                         Suite 2200
                         Dallas, TX  75201
                         Attn:  M. Charles Jennings, Esq.

                         and:

                         Daniel A. Decker
                         Chairman, Special Committee of the Board of Directors of Wyndham Hotel Corporation 2200 Ross Avenue
                         Suite 4200 West
                         Dallas, TX 75201

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

      11.3 Assignment; Binding Effect; Benefit.  Neither this Agreement nor any
           -----------------------------------
of the rights, interests or obligations hereunder shall be assigned prior to the Closing by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 5 and Sections 8.10, 8.12 (including for the benefit of the Indemnified Parties) and 8.13, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      11.4 Entire Agreement.  This Agreement, the Exhibits, the Wyndham
           ----------------
Disclosure Letter and the Patriot Disclosure Letter and any documents expressly identified in this Agreement as having been delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the partes with respect thereto except that the Confidentiality Agreements shall remain in effect and shall be binding upon Patriot and Wyndham in accordance with their respective terms. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

      11.5 Amendment.  This Agreement may be amended by the parties hereto, by
           ---------
action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Wyndham, Patriot and BMOC, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      11.6 Governing Law.  This Agreement shall be governed by and construed in
           -------------
accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of Wyndham, Patriot and BMOC hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

      11.7 Counterparts.  This Agreement may be executed by the parties hereto
           ------------
in separate counterparts, each of which so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

      11.8 Headings.  Headings of the Articles and Sections of this Agreement
           --------
are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

      11.9 Interpretation.  In this Agreement, unless the context otherwise
           --------------
requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

      11.10 Waivers.  Except as provided in this Agreement, no action taken
            -------
pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

      11.11 Incorporation.  The Wyndham Disclosure Letter and the Patriot
            -------------
Disclosure Letter and all Exhibits and Schedules attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

      11.12 Severability.  Any term or provision of this Agreement which is
            ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      11.13 Enforcement of Agreement.  The parties hereto agree that irreparable
            ------------------------
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto.

      11.14 Certain Definitions.
            -------------------

            (a) As used in this Agreement, the word "Subsidiary" or "Subsidiaries" when used with respect to any party means any corporation, partnership, joint venture, business trust or other entity, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or a majority of the economic interest in such entity.

            (b) As used in this Agreement, the word "person" means an individual, a corporation, a partnership, an association, a joint-stock company, a trust, a limited liability company, any unincorporated organization or any other entity.

            (c) As used in this Agreement, the word "affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

            (d) As used in this Agreement, the phrase "transactions contemplated by this Agreement" shall include without limitation, each act and transaction to be performed or completed under this Agreement or any of the Ancillary Agreements by any party hereto or thereto.

      11.15 Schedules.  Any fact or item disclosed in one section of any
            ---------
Disclosure Letter or schedule hereto ("Schedule") shall be deemed to be disclosed with respect to any other relevant section of such Disclosure Letter or Schedule, whether or not an explicit cross-reference appears.

                 [remainder of page intentionally left blank]

               {Signature Page to Agreement and Plan of Merger}


     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


                                             WYNDHAM HOTEL CORPORATION
ATTEST:



By:  /s/ Carla S. Moreland                   By:  /s/ James D. Carreker
     ------------------------------------         -----------------------------
   Name: Carla s. Moreland                        Name: James D. Carreker
   Title: Vice President, General Counsel         Title: President
        and Secretary


                                             PATRIOT AMERICAN HOSPITALITY, INC.
ATTEST:



By:  /s/ Rex E. Stewart                      By:  /s/ Paul A. Nussbaum
     ------------------------------------         -----------------------------
   Name: Rex E. Stewart                           Name: Paul A. Nussbaum
   Title:  PAH GP, Inc., GP                       Title: Chairman and Chief
                                                         Executive Officer